Exhibit 10.2

_____________________________________________________________________________

PROPERTY MANAGEMENT AGREEMENT

Among

CMFT NET LEASE MASTER ISSUER LLC,
as Issuer,
The Property Owners from time to time party hereto,
CIM REAL ESTATE FINANCE OPERATING PARTNERSHIP, LP,
as Issuer Manager,
CREI ADVISORS, LLC,
as Property Manager and as Special Servicer,
CITIBANK, N.A.,
as Indenture Trustee,
and
KEYBANK NATIONAL ASSOCIATION,
as Back-Up Manager

Dated as of July 28, 2021
_____________________________________________________________________________

TABLE OF CONTENTS

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TABLE OF CONTENTS
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PROPERTY MANAGEMENT AGREEMENT
THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of July 28, 2021, by and among CMFT NET LEASE MASTER ISSUER LLC, a Delaware limited liability company, as issuer (the “Issuer”), the Property Owners (as hereinafter defined) from time to time party hereto, CIM REAL ESTATE FINANCE OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as the issuer manager (the “Issuer Manager”), CREI ADVISORS, LLC, an Arizona limited liability company, as the property manager (in such capacity, the “Property Manager”) and as the special servicer (in such capacity, the “Special Servicer”), CITIBANK, N.A. (the “Indenture Trustee”), and KEYBANK NATIONAL ASSOCIATION (the “Back-Up Manager”).
    WHEREAS, the Issuer and the Indenture Trustee are party to that certain Master Indenture, dated as of July 28, 2021 (such agreement, as supplemented by one or more indenture supplements or amendments thereto entered into from time to time, the “Indenture” and such date the “the Series Closing Date”);

    WHEREAS, on the Series Closing Date and from time to time thereafter, Issuer will issue notes secured by the Issuer Collateral Pool and guaranteed by the Collateral Pool; and

    WHEREAS, Property Manager is in the business of managing commercial real estate properties;

    WHEREAS, each of the Property Owners has engaged the Property Manager to perform certain services, including pursuant to the applicable Property Management and Leasing Agreement (as hereinafter defined);

WHEREAS, the Issuer and the Property Owners desire to appoint the Property Manager to manage the Properties as set forth herein and the Property Manager desires to accept such appointment;

WHEREAS, the Special Servicer is in the business of servicing leases related to commercial real estate properties;

WHEREAS, the Issuer and the Property Owners desire to appoint the Special Servicer to service certain Leases as set forth herein and the Special Servicer desires to accept such appointment;

WHEREAS, the Issuer and the Property Owners desire to appoint the Issuer Manager to perform certain services on behalf of the Issuer as set forth herein and the Issuer Manager desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Definitions.
(a)Defined Terms. All capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Indenture. As used in this Agreement, the following terms shall have the following meanings:
2“Additional Contribution Amount” shall mean, as of any date of determination, an amount of cash the Issuer or the Issuer Manager (on behalf of the Issuer) has deposited in the Collection Account and identified to the Indenture Trustee as an “Additional Contribution Amount” that is not otherwise part of the Available Amount on or prior to such date of determination and is not otherwise subject to the lien of the Indenture; provided, that the Issuer (or the Issuer Manager on behalf of the Issuer) may not make a deposit of any Additional Contribution Amount more than twice in any calendar year, more than twice in any two (2) consecutive Collection Periods (whether or not occurring in the same calendar year), or more than four (4) times in the aggregate from (and including) the most recent series closing date, in each case, unless the Rating Condition is satisfied.
3“Additional Property Owner” shall mean any additional entity that becomes party to this agreement pursuant to Section 18 hereof.
4“Additional Servicing Compensation” shall mean, collectively, Property Manager Additional Servicing Compensation and Special Servicer Additional Servicing Compensation.
5“Additional Subsidies” shall mean funds deposited or held in the Exchange Account other than funds that constitute Relinquished Property Proceeds.
6“Adjusted EBITDAR” shall mean, with respect to any Property, such Property’s (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) all non-recurring income or other one-time adjustments and overhead based on the related parent company’s general and administrative expenses (where available), for the related fiscal period.
7“Advance” shall mean a Property Protection Advance or a P&I Advance, as applicable.
8“Advance Interest” shall mean Interest accrued on any Advance at the Reimbursement Rate and payable to the Property Manager, the Back-Up Manager or the Indenture Trustee, as the case may be, each in accordance with Section 16.
9“Advisory Agreement” shall mean that certain Amended and Restated Management Agreement, dated as of August 20, 2019, by and between CIM Real Estate Finance Trust, Inc. and CIM Real Estate Finance Management, LLC.
10“Aggregate Appraised Value” shall mean, on any date of determination, the sum of the Appraised Values of all Properties.

11“Aggregate Collateral Value” shall mean, on any date of determination, the sum of the Collateral Values of the Properties in the Collateral Pool.
12“Allocated Loan Amount” shall mean, for any Property at any time, the product of (i) the Aggregate Series Principal Balance and (ii) a fraction, (a) the numerator of which is the Collateral Value of such Property and (b) the denominator of which is the Aggregate Collateral Value.
13“Allocated Release Amount” for a Released Property is an amount equal to the lesser of (A) the Fair Market Value and (B) one hundred ten percent (110%) of the Allocated Loan Amount of such Released Property
14“Appraised Value” shall mean, with respect to each Property, an appraised value obtained in accordance with the Indenture and determined pursuant to an independent appraisal completed by an appraiser who is an MAI and an MAI certified appraiser in accordance with the Uniform Standards of Professional Appraisal Practice and which takes into account the leased fee value of the related buildings and land of such Property, consistent with industry standards, and excludes the value of trade equipment and other tangible personal property and business enterprise value, and (i) with respect to any Property in the Collateral Pool as of the Series Closing Date or added to the Collateral Pool on an Issuance Date, is the most recent appraisal report completed by an MAI certified appraiser obtained in connection with the Series Closing Date or Issuance Date in accordance with the requirements of the FIRREA with respect to such Property as of such Issuance Date and (ii) with respect to any Qualified Substitute Property Owner Interest added to the Collateral Pool since the most recent Issuance Date, is the most recent appraisal report completed by an MAI certified appraiser and obtained for the Property related to such Qualified Substitute Property Owner Interest in conjunction with such addition (which appraisal need not be obtained in accordance with the requirements of FIRREA).
15“Agreement” shall mean this Management Agreement together with all amendments hereof and supplements hereto.
16“Available Amount” shall mean, without duplication: (i) all amounts received in respect of the Collateral Pool during the related Collection Period, (ii) all amounts on deposit in the Collection Accounts on the related Determination Date, including amounts earned, if any, on the investment of funds on deposit in the Collection Accounts, the Release Account and the Exchange Reserve Account during the related Collection Period, (iii) Unscheduled Proceeds, (iv) amounts received on account of payments under any Lease Guaranties, (v) amounts received on account of payments under the Sponsor Guaranty and the Property Owner Guaranty, (vi) any amounts that have been released from the Liquidity Reserve Account to the Payment Account to be treated as Available Amounts in accordance with the Indenture on such Payment Date, (vii) any amounts that have been received as a refund of taxes or withholding tax amounts that were previously excluded from the Available Amount by virtue of clause (e) below and (viii) amounts received in connection with a Voluntary Prepayment or Early Refinancing Prepayment; provided, however, that the following amounts will be excluded from Available Amount: (a) amounts on deposit in the Release Account and not transferred to the Collection Account for such Payment Date, (b) the amount of any Workout Fees, Liquidation Fees or Additional Servicing Compensation, (c) amounts withdrawn from the Collection Accounts to reimburse the Issuer Manager, the Indenture Trustee or the Back-Up Manager, as applicable, for any unreimbursed Advances, including any Nonrecoverable Advances (plus interest thereon) and to pay the Property Management Fees, the Back-Up Management Fee, any Special Servicing Fee and any Emergency Property Expenses, (d) amounts required to be paid by the Issuer or any Co-Issuer as lessor under the Leases in respect of franchise or similar taxes, (e) any amount received from a Tenant as reimbursement for any cost paid by or on behalf of the Issuer or any applicable Co-Issuer as lessor under any Lease, (f) any amounts collected by or on behalf of the Issuer or any applicable Co-Issuer as lessor and held in escrow or impound to pay future obligations due under a Lease, as applicable and (g) amounts received in connection with a Series Collateral Release that are not required to be deposited into the Release Account.
17“Back-Up Management Fee” shall mean an amount equal to the product of (i) one-twelfth of 0.01% and (ii) the aggregate Allocated Loan Amount of all Properties in the Collateral Pool as of the related Determination Date
18“Back-Up Manager” shall mean KeyBank National Association, and its successors and permitted assigns.
19“Collateral Defect” shall mean, with respect to a Property or the related Lease, (a) (i) that any required document with respect to a Lease File is missing (after the date it is required to be delivered) or otherwise deficient or (ii) any representation or warranty set forth in Section 2.21 of the Indenture is breached with respect to such Property or the related Lease and (b) such absence, deficiency or breach materially and adversely affects the value of the related Property or related Lease or the interests of the Issuer, the Noteholders or the holders of any Related Series Notes in the related Property or Lease.
20“Collateral Value” shall mean, as of any determination date with respect to each Property, the Appraised Value of such Property.
21“Collection Account” shall mean the segregated deposit account established with the Collection Account Bank having account number 359954174710.
22“Collection Account Bank” shall mean KeyBank National Association.
23“Collection Period” shall mean, with respect to any Payment Date, the period commencing on the day immediately after the Determination Date in the month immediately preceding the month in which such Payment Date occurs (or, in the case of the initial Payment Date, commencing on the Series Closing Date) and ending on (and including) the Determination Date related to such Payment Date.
24“Condemnation” shall have the meaning set forth in Section 22.
25“Condemnation Proceeds” shall mean all proceeds received in connection with the Condemnation of any Property or Improvements.

“Corrected Unit” shall mean any Property that had been a Specially Managed Unit but with respect to which (a) as of the date of determination, no circumstance identified in clauses (a) through (e) of the definition of the term “Specially Managed Unit” then exists and (b) such of the following as are applicable occur:

(a)     if a circumstance described in clause (a) of the definition of the term “Specially Managed Unit” previously existed with respect to such Property, such condition shall have ceased to exist and (i) the related Tenant has made two consecutive full and timely Monthly Lease Payments under the terms of the related Lease (as such terms may be changed or modified in connection with a bankruptcy, insolvency or similar proceeding involving the related Tenant or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer) or (ii) with respect to a Lease, the Lease has been terminated and the Property has been re-leased;

(b)     if a circumstance described in clause (b) of the definition of the term “Specially Managed Unit”, such default is cured in the good faith and reasonable judgment of the Special Servicer;

26(c)    if a circumstance described in clause (c) of the definition of the term “Specially Managed Unit” previously existed, such circumstances cease to exist in the good faith and reasonable judgment of the Special Servicer;
27(d)    if a circumstance described in clause (d) of the definition of the term “Specially Managed Unit” previously existed, such default is cured; and
28(e)    if a circumstance described in clause (e) of the definition of the term “Specially Managed Unit” previously existed, the notice has been revoked or rescinded by the Tenant.
29“Credit Risk” shall have the meaning set forth in Section 30.
30“Custodian” shall mean U.S. Bank National Association.
31“Custody Agreement” shall mean that certain Custody Agreement, dated as of the date hereof, by and among the Issuer, the Indenture Trustee and the Custodian.
32 “Default Interest” shall mean, with respect to any Lease, any amounts collected thereon (other than late payment charges or amounts representing the Third Party Option Price paid by the related Tenant or any third party) that represent penalty interest accrued at the rate specified in such Lease.
33“Defaulted Asset” shall mean, any Lease and related Property with respect to which a default (other than a Delinquent Asset) occurs that materially and adversely affects the interests of the Issuer and that continues unremedied for the applicable grace period under the terms of the Lease (or, if no grace period is specified, for 30 days).

34“Defaulting Party” shall have the meaning set forth in Section 38.
35“Delinquent Asset” shall mean, any Lease and related Property with respect to which any Monthly Lease Payment is overdue for more than sixty (60) consecutive days, and which Lease has not been rejected in any bankruptcy, insolvency or similar proceeding.
36“Determination Date Report” shall have the meaning set forth in Section 24.
37“Disposition Period” shall mean, if the Series Principal Balance is greater than zero on the Payment Date occurring in July 2048, the period commencing on such date and continuing until the earlier of (i) the date on which the Series Principal Balance is reduced to zero and (ii) the Rated Final Payment Date.
38“Early Refinancing Prepayment” shall mean a prepayment of an aggregate amount up to thirty-five percent (35%) of the Initial Principal Balance of the Notes.
39“Emergency Property Expenses” shall mean all costs, expenses and other amounts necessary to preserve the security interest in, and value of, each Property.
40“Escrow Agent” shall have the meaning set forth in the applicable Master Exchange Agreement.
41“Excess Proceeds” shall mean the amount by which Proceeds in connection with an Insured Casualty or Condemnation exceeds the Collateral Value of the related Property.
42“Exchange” shall mean exchange transaction pursuant to the terms of a Master Exchange Agreement.
43“Excess Exchange Amount” shall mean, as of any date, an amount equal to the greater of: (i) (x) all Relinquished Property Proceeds on deposit in the Exchange Account as of such date minus (y) the Exchange Threshold; and (ii) zero.
44“Exchange Account” shall have the meaning set forth in the applicable Master Exchange Agreement.
45“Exchange Program” shall have the meaning set forth in the applicable Master Exchange Agreement.
46“Exchange Reserve Account” shall mean the segregated account established and maintained by and in the name of the Indenture Trustee pursuant to the Indenture for the deposit and retention of cash collateral.
47“Exchange Threshold” shall mean an amount equal to the lesser of (i) $15,000,000 and (ii) 2.0% of the Aggregate Collateral Value as of such Determination Date.

48“Exchanged Property” shall mean a Property and the related that is exchanged for a Qualified Substitute Property in a transaction with a third party or an Affiliate of the Issuer Manager and subject to the conditions and limitations described in this Agreement.
49“Fair Market Value” shall mean, at any time, a price determined by the Property Manager (or by the Special Servicer with respect to a Specially Managed Unit (as defined herein)) in accordance with the Servicing Standard to be the most probable price that the Property Owner Membership Interest, related Lease or Property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. In making any such determination, the Property Manager or Special Servicer may obtain an MAI certified appraisal of the related Property and shall assume the consummation of a sale as of a specified date (and with respect to Properties, the passing of title from seller to buyer) under conditions whereby: (i) buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and acting in what they consider their best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and (v) the price represents the normal consideration for such Property Owner Membership Interest, Lease or Property unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.
50“FCCR” shall mean, with respect to any Property the ratio of (1) such Property’s Adjusted EBITDAR, to (2) Fixed Charges; provided, that, in the event that sufficient financial information to calculate FCCR is not available for an individual Property, FCCR may be calculated based on corporate financial statements or may not be determined with respect to a Tenant or individual property.
51“Fee Trigger Event” shall mean, with respect to each of the Issuer Manager, Property Manager and the Special Servicer, either (a) the initial Issuer Manager, Property Manager or Special Servicer shall be replaced hereunder by any party that is not an Affiliate thereof, or (b) the Advisory Agreement shall cease to be in effect.
52“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
53“Fixed Charges” shall mean, with respect to a Property, the sum of the Property’s Lease payable in respect of such Property or Tenant, in each case for the period of time as to which such figure is presented.
54“General Receipts Account” shall mean an account established and maintained, or caused to be established and maintained, by the Issuer Manager, to which Tenants make payments.
55“General Receipts Account Bank” shall mean each bank at which the Issuer Manager establishes and maintains a General Receipts Account.

56“Hazardous Substances” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum-derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Property Owners’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Property Owners, the Tenants or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.
57“Indemnified Party” and “Indemnitor” shall mean the Property Manager, the Issuer Manager, the Indenture Trustee and the Back-up Manager (and each of their respective employees, directors, officers, agents, representatives and shareholders), on the one hand, and the Property Owners, on the other hand, respectively, as to Section 44(a) and shall mean the Property Owners, on the one hand, and the Property Manager and the Issuer Manager, on the other hand, as to Section 44(b).
58“Indenture” shall have the meaning ascribed to it in the preamble hereto.
59“Independent” shall mean shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Property Owners, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Property Owners, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Property Owners, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, agent, trustee, partner, director or person performing similar functions.
60“Insurance Proceeds” shall have the meaning set forth in Section 22.
61“Insured Casualty” shall have the meaning set forth in Section 22.

62“Issuer Management Fee” shall mean equal to the product of: (i) one-twelfth of 0.125% and (ii) the lesser of (a) the aggregate Allocated Loan Amount of each Property and (b) the Collateral Value (each as of the related Determination Date) of all Properties that did not relate to Specially Managed Units during the related Collection Period; provided, that, prior to the occurrence of a Fee Trigger Event, such fee will not be collected by the Issuer Manager.
63“KeyBank” shall mean KeyBank National Association.
64“Lease” shall mean each lease agreement between a Property Owner, as landlord, and a Tenant, as tenant, and all amendments, modifications, waivers, replacements and supplements thereto with respect to the applicable Property.
65“Lease Document” shall have the meaning set forth in the Custody Agreement.
66“Lease File” shall have the meaning set forth in the Custody Agreement.
67“Lease Guarantor” shall mean, with respect to a Lease, any Person who has entered into a Lease Guaranty with respect to such Lease.
68“Lease Guaranty” shall mean, with respect to a Lease, a guaranty of the Tenant’s payment obligations under such Lease.
69“Lease Schedule” shall have the meaning set forth in the Custody Agreement.
70“Liquidation Fee” shall mean a fee payable to the Special Servicer with respect to (a) each Lease or Property specially serviced by the Special Servicer purchased by the Sponsor due to a Collateral Defect if purchased after the applicable cure period, (b) any Specially Managed Unit specially serviced by the Special Servicer as to which the Special Servicer obtains a full, partial or discounted payoff for some or all of the Allocated Loan Amount of the Properties from the related Tenant, or (c) any Specially Managed Unit specially serviced by the Special Servicer as to which the Special Servicer recovered any Liquidation Proceeds; provided, that no Liquidation Fee will be payable from any Liquidation Proceeds collected in connection with the purchase of any Specially Managed Unit by the Issuer Manager or the Special Servicer.
71“Liquidation Proceeds” shall mean all net proceeds realized by the Issuer, the Property Manager or the Special Servicer in respect of the sale of a Property.
72“Liquidity Reserve Account” shall mean the segregated account established and maintained by and in the name of the Indenture Trustee pursuant to the Indenture for the deposit of Liquidity Reserve Amounts.
73“Liquidity Reserve Amounts” shall mean amounts deposited in the Liquidity Reserve Account.
74“MAI” shall mean a member of the Appraisal Institute.

75“Master Exchange Agreement” shall mean a master exchange agreement or exchange agreement, entered into by the Qualified Intermediary or the owner of the Qualified Intermediary, the Issuer Manager and the Issuer.
76“Modified Collateral Detail and Realized Loss Report” shall have the meaning set forth in Section 24.
77“Modified Lease” shall mean a Lease pursuant to which the Property Owner, as landlord, may have a contingent obligation generally confined to structural and related components of the improvements on the related Properties.
78“Monthly DSCR” shall mean an amount equal to the (i) the sum of all Monthly Lease Payments and any income earned from the investment of funds on deposit in the Collection Accounts, the Release Account, the Exchange Account and the Exchange Reserve Account in Permitted Investments during the related Collection Period and any Additional Contribution Amount deposited to the Collection Account during the related Collection Period, divided by (ii) the Total Debt Service for the related Payment Date; provided, with respect to the first Collection Period, the amount in clause (i) above will include the Property Manager’s good faith estimate (in accordance with the Servicing Standard) of what such amount would have been if such first Collection Period had commenced on the day immediately after the Determination Date in the month immediately preceding the first Payment Date, based on amounts actually received by the Property Manager during the initial Collection Period.
79“Monthly Lease Payment” shall mean, with respect to each Lease, the rent payment due each month on such Lease.
80“Mortgage” shall mean, with respect to each Property, a first priority mortgage (or deed of trust, deed to secure debt or debenture), assignment of leases and rents, security agreement and fixture filing, that has the benefit of a title policy insuring a first priority security interest subject only to Permitted Encumbrances, will be recorded in the public real estate records in the jurisdiction where such Property is located.
81“Net Investment Earnings” shall mean the amount by which the aggregate of all interest and other income realized during a Collection Period on funds held in the Collection Account, Release Account and any other accounts established under the Indenture from time to time, if any, exceeds the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 14.
82“Nonrecoverable Advance” shall mean any P&I Advance or Property Protection Advance, previously made or proposed to be made, that the Issuer Manager, Back-up Manager, or Indenture Trustee, as applicable, determines will not be ultimately recoverable from late collections, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds, or any other recovery on or in respect of the related Properties or Leases.

83“Non-Tenant Purchase Option” shall mean, with respect to any Lease, the option of another third party that is not the Tenant under a Lease, whether conditional or otherwise, to purchase the related Property before or at the expiration of the related Lease term.
84“Officer’s Certificate” shall mean a certificate signed by a Servicing Officer of the Issuer Manager, the Property Manager or the Special Servicer or a Responsible Officer of the Indenture Trustee, and with respect to any other Person, a certificate signed by the Chairman of the Board, the President, a Vice President or Assistant Vice President, the Treasurer, the Secretary, or one of the Assistant Treasurers or Assistant Secretaries of such Person.
85“Opinion of Counsel” shall mean a written opinion of counsel (which shall be rendered by counsel that is Independent of the Issuer, the Indenture Trustee, the Issuer Manager, the Property Manager and the Special Servicer) in form and substance reasonably acceptable to and delivered to the addressees thereof.
86“P&I Advance” shall mean, with respect to any Payment Date, in the event the Series Available Amount allocated (or to be allocated) to any Series of notes on any Payment Date will be insufficient to pay in full (i) the scheduled principal payment (if any) with respect to each class of notes in such Series other than any such class of notes whose anticipated repayment date (x) occurs on such Payment Date or (y) has occurred prior to such Payment Date and (ii) accrued and unpaid note interest (not including any interest carry-forward amount) in respect of the notes of such Series due on such Payment Date, an advance sufficient to cover any resulting shortfall in the scheduled payment of principal and note interest on any class of notes for such Payment Date.
87“Payoff Amount” shall mean, with respect to any release of the Property Owner Membership Interest or a Released Property in connection with a Collateral Defect, an amount equal to the Collateral Value of such release Property Owner Membership Interest or Released Property plus any unpaid Monthly Lease Payments and any unreimbursed Advances, Emergency Property Expenses, Liquidation Fees, Workout Fees, Special Servicing Fees, Issuer Expenses, Back-Up Management Fees, Extraordinary Expenses and any fees and expenses incurred and any taxes incurred or withheld in connection with such release (in each case, plus interest thereon as applicable), in each case related to such released Property Owner Membership Interest, Released Property or the related Lease.
88“Percentage Rent” shall mean, with respect to a Lease, rent in addition to or in lieu of fixed or “base” rent, calculated as a percentage of the total sales generated by the related Tenant at the Property in excess of Monthly Lease Payments for the prior calendar year.
89“Permitted Materials” shall mean Hazardous Substances used or generated by any Tenant in the ordinary course of business and treated in accordance with applicable Environmental Laws.
90“Property” shall mean a commercial real estate property leased to a Tenant by a Property Owner.”

91“Property Management and Leasing Agreement” shall mean each agreement by and between the Property Manager and a Property Owner listed on Schedule II.
92“Property Management Fee” shall mean an amount equal to the product of: (i) one-twelfth of 0.125% and (ii) the lesser of (a) the aggregate Allocated Loan Amount of each Property and (b) the Collateral Value (each as of the related Determination Date) of all Properties that did not relate to Specially Managed Units during the related Collection Period; provided, that, prior to the occurrence of a Fee Trigger Event, the Property Management Fee will not be collected by the Property Manager.
93“Property Manager” shall have the meaning ascribed to it in the preamble hereto.
94“Property Manager Additional Servicing Compensation” shall mean the additional servicing compensation payable to the Property Manager pursuant to Section 19.
95“Property Owner” shall mean the Persons identified on Schedule I.
96“Property Owner Guaranty” shall mean that certain Property Owner Guaranty, dated as of the date hereof, by the Property Owners in favor of the Indenture Trustee.
97“Property Owner Membership Interests” shall mean the membership interests of the Property Owners.
98“Property Protection Advance” shall mean advance payments of customary, reasonable and necessary out-of-pocket costs and expenses, in accordance with the Servicing Standard and this Agreement, necessary to preserve the security interest in, or value of, each Property and Lease (including payments or advances required to be made in connection with any Modified Lease Expenses and any costs and expenses necessary to re-lease such Property).
99“Qualified Intermediary” shall mean the intermediary specified in a Master Exchange Agreement.
100“Qualified Release Amount” shall mean the portion of the Collateral Pool that may be released in connection with an Early Refinancing Prepayment, applying a Release Price for each asset to be released equal to the greater of Fair Market Value and one hundred ten percent (110%) of the Allocated Loan Amount of the Properties being released, that in the aggregate is no greater than the dollar amount of the Notes being prepaid in connection with such Early Refinancing Prepayment.
101“Qualified Substitute Property” shall mean a Property acquired by the Issuer in substitution for any Exchanged Property or with Release Proceeds deposited into the Release Account (or any portion thereof), which Property may be acquired directly by an existing Property Owner or indirectly by the Issuer pursuant to an acquisition by the Issuer of a Qualified Substitute Property Owner Interest that, in each case, on the date such Qualified Substitute Property is added to the Collateral Pool or such Qualified Substitute Property Owner Interest, as applicable, is added to the Issuer Collateral Pool, as applicable:

102(a) (i) in connection with any Exchanged Property, the related Property has a Collateral Value that, when combined with any cash proceeds received (or to be received) in connection with such substitution or sale, if applicable, and the Collateral Value of all other Qualified Substitute Properties acquired by the Issuer since the most recent Issuance Date, is equal to or greater than the Fair Market Value of all Exchanged Properties since the most recent Issuance Date (each measured on the date of their respective removals) and (ii) in connection with any Property acquired with the Release Price (or a portion thereof) on the date such Qualified Substitute Property is added to the Collateral Pool or such Qualified Substitute Property Owner Interest, as applicable, is added to the Issuer Collateral Pool, as applicable, the related Property; has a Collateral Value equal to the Release Price (or portion thereof) being applied to purchase such Qualified Substitute Property or Qualified Substitute Property Owner Interest, as applicable;
103(b) complies, in all material respects, with all of the representations and warranties required to be made with respect to Properties under the Indenture (subject to exceptions that are materially consistent with the underwriting criteria for the existing Properties);
104(c) has, together with all other Qualified Substitute Properties acquired by the Issuer since the most recent Issuance Date, the same or greater aggregate Monthly Lease Payments as the Exchanged Properties and Released Properties (to the extent a new Property has been acquired with the related Release Proceeds) since the most recent Issuance Date (each measured on the date of their respective removals);
105 (d) is leased pursuant to a Lease, that when combined with the Leases of all other Qualified Substitute Properties acquired since the most recent Issuance Date, has a Weighted Average remaining term that equals or exceeds the weighted average remaining term of the Leases associated with the Exchanged Properties and Released Properties (each measured on the date of their respective removals);
106(e) if the Tenant thereof or any third party has an option to purchase such Property, the contractual amount of such Third Party Option Price is not less than what the Allocated Loan Amount of such Property would be after giving effect to the substitution of such Property;
107(f) when combined with all other Qualified Substitute Properties (other than Select Qualified Substitute Properties (as defined below)) acquired since the most recent Issuance Date, does not cause the Weighted Average FCCR of such Qualified Substitute Properties to be less than the Weighted Average FCCR (measured as of the date of each respective substitution) of all Exchanged Properties and Released Properties released since the most recent Issuance Date other than those Exchanged Properties and Released Properties released for Select Qualified Substitute Properties; provided, however, with respect to no more than fifteen percent (15%) of the aggregate Appraised

Value of all Properties, the requirement set forth in this clause (f) will not apply so long as such Qualified Substitute Properties (the “Select Qualified Substitute Properties”):
108(i) either (a) have a Weighted Average unit FCCR not less than 2.0x or (b) are occupied by Tenants that have (or have a Lease Guarantor that has) a credit rating (long-term unsecured credit rating including any long-term corporate unsecured debt) no less than BBB-/bbb-/Baas3/BBB- (S&P/S&P Credit Assessment/Moody’s/Fitch, issued in a private or public rating); and
109(ii) the Property Manager, in accordance with the Servicing Standard, has determined that such substitution is in the best interest of the Issuer and the Noteholders; provided, further, that for the avoidance of doubt, if a Property being substituted out of the Master Indenture has an FCCR below zero (0.00x) or does not report FCCR, then such Qualified Substitute Property will have a minimum FCCR of 1.00x;
110(g) is leased pursuant to a “triple-net” lease or Modified Lease; and
111(h) has an appraisal that meets the requirements set forth in the definition of Appraised Value that was obtained no more than twelve (12) months prior to such substitution;
112provided, that, notwithstanding the foregoing, with respect to a Risk-Based Substitution, the related Qualified Substitute Property that replaces such Risk-Based Substitution shall not be required to meet the conditions in clauses (d), (e), or (f); provided, further, that No Property will constitute a Qualified Substitute Property unless, after giving effect to the transfer of such Property via the acquisition of a Qualified Substitute Property Owner Interest to the related Issuer, either (i) a Maximum Property Concentration is not exceeded, or (ii) if, prior to such substitution, an existing Maximum Property Concentration is already exceeded, the addition of such Qualified Substitute Property Owner Interest will reduce the Maximum Property Concentration or such Maximum Property Concentration will remain unchanged after giving effect to such substitution.
113“Qualified Substitute Property Owner Interest” shall mean the membership interests of a Property Owner owning a Qualified Substitute Property.
114“Reimbursement Rate” shall mean an annual rate equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time plus 3.0%.
115“Release Account” shall mean the segregated account established and maintained by and in the name of the Indenture Trustee pursuant to the Indenture for the deposit and retention of (i) the Release Price received from the sale or release of any Released Property (other than any Release Price obtained in connection with a Senior Class A Release Event, Liquidation Proceeds with respect to Defaulted Assets, or any Series Collateral Release Prices) net of applicable taxes withheld therefrom or otherwise payable by the Issuer with respect thereto and (ii) Excess Proceeds, net of applicable taxes withheld therefrom or otherwise payable by the Issuer with respect to such Excess Proceeds.
116“Released Property” shall have the meaning set forth in Section 28.
117“Release Price” shall mean, for any Released Property or released Property Owner Membership Interest will be an amount equal to (i) the Third Party Option Price, if the release occurs in connection with any Third Party Purchase Option, (ii) with respect to any Delinquent Asset or Defaulted Asset purchased by the Issuer Manager or any assignee thereof, the greater of (A) the Fair Market Value, plus any unreimbursed Advances, Emergency Property Expenses, Modified Lease Expenses, Liquidation Fees, Workout Fees, Special Servicing Fees and Extraordinary Expenses (plus interest thereon as applicable), in each case related to such Lease or Property, and (B) one hundred percent (100%) of the Allocated Loan Amount, (iii) the Payoff Amount with respect to any Released Property released due to a Collateral Defect, (iv) the greater of (A) Fair Market Value plus any unreimbursed Advances, Emergency Property Expenses, Modified Lease Expenses, Liquidation Fees, Workout Fees, Special Servicing Fees and Extraordinary Expenses (plus interest thereon as applicable) and (B) one hundred fifteen percent (115%) of the Allocated Loan Amount of the Properties being released, with respect to a Qualified Deleveraging Event or (v) in any other circumstances, including, without limitation, if the release occurs in connection with a Senior Class A Release Event, the lesser of (A) the Fair Market Value, plus any unreimbursed Advances, Emergency Property Expenses, Modified Lease Expenses, Liquidation Fees, Workout Fees, Special Servicing Fees and Extraordinary Expenses (plus interest thereon as applicable), in each case related to such Lease or Property or Property Owner Membership Interest, for any Released Property sold (B) one hundred ten percent (110%) of the Allocated Loan Amount of such Released Property.
118“Relinquished Property” shall have the meaning set forth in the applicable Master Exchange Agreement.
119“Relinquished Property Proceeds” shall mean funds derived from or otherwise attributable to the transfer of Relinquished Property pursuant to a Master Exchange Agreement.
120“Remittance Date” shall mean the Business Day preceding each Payment Date.
121“Removed Property” shall mean a Released Property or Exchanged Property that has either been released or substituted and that is removed from the Collateral Pool.
122“Replacement Property” shall have the meaning set forth in the applicable Master Exchange Agreement.
123“Senior Class A Release Event” shall mean, on the Payment Date in July 2037, any Class A-1 (AAA) Notes, Class A-2 (AAA) Notes, Class A-3 (AA) Notes or Class A-4 (AA) Notes are still outstanding, an Early Amortization Period is in effect, and the Collateral Values of all the Properties that became Defaulted Assets between the Series Closing Date and July 2036 exceed 45% of the Aggregate Collateral Value as of the Statistical Cut-off Date, the Property Manager will be required to use commercially reasonable efforts to sell Properties in an amount equal to the lesser of (i) 40% of the Aggregate Collateral Value, taking into account the sum of the Collateral Value of all Released Properties released since the most recent series closing date by paying the Release Price and (ii) the sum of (A) the outstanding principal balance of all Notes with a AAA(sf) rating and (B) the outstanding principal balance of all Notes with a AA(sf) rating.
124“Series Collateral Release“ means a release of Released Properties in connection with a prepayment of a Series of notes in full; provided, however, the release of such Released Properties to the Issuer (i) shall not trigger an Indenture Event of Default or Early Amortization Period (including but not limited to the Issuer’s obligations to maintain the 3-month Average DSCR), (ii) shall result in the Rating Condition being satisfied and (iii) shall not cause a Maximum Property Concentration to be exceeded (or if, prior to such release, an existing Maximum Property Concentration is already exceeded, the release of such Released Properties will reduce the Maximum Property Concentration or such Maximum Property Concentration will remain unchanged after giving effect to such release).
125“Series Collateral Release Price” for any Released Property released at the time of a Series Collateral Release, an amount equal to the greater of (i) one hundred ten percent (110%) of the Allocated Loan Amount of such Released Property and (ii) the Fair Market Value of such Released Property plus any unreimbursed Advances, Emergency Property Expenses, Modified Lease Expenses, Liquidation Fees, Workout Fees, Special Servicing Fees and Extraordinary Expenses (plus interest thereon as applicable), in each case related to such Lease or Property.
126“Servicer Replacement Event” shall have the meaning set forth in Section 37.
127"Servicing File” shall mean any documents (other than documents required to be part of the related Lease File ) in the possession of the Property Manager or the Special Servicer and relating to the origination and servicing of any Lease or the administration of any Property.
128“Servicing Standard” shall mean the following standard of care: (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, the Property Manager or the Special Servicer, as the case may be, services and administers similar leases and properties, including, without limitation, the granting of certain Permitted Encumbrances, for their own account and the account of their affiliates or any third party portfolios, to the extent applicable, or (b) in a manner normally associated with the prudent management and operation of similar properties, whichever standard is highest (provided that clause (a) will not be applicable to the Issuer Manager), and in each such case, in material compliance with all applicable laws, but without regard to: (i) any known relationship that such party or an affiliate of such party, may have with the Issuer, any Tenant, any of their respective affiliates or any other party to the Transaction Documents; (ii) the ownership of any Note, Related Series Note or Property Owner Membership Interest by such party or an affiliate of such party, as applicable; (iii) the Issuer Manager’s obligation to make Advances, or the Property Manager’s, the Issuer Manager’s or Special Servicer’s obligation to incur servicing expenses or to direct the Indenture Trustee to withdraw funds from the Collection Account to pay Emergency Property Expenses with respect to the Leases and Properties; (iv) such party’s right to receive compensation for its services or reimbursements of the costs under this Agreement; (v) the ownership, servicing or management for others, by such party of any other leases, or commercial real properties; (vi) the release, transfer or indemnification obligations of such party; or (vii) the existence of any loans made to a Tenant by such party, or any affiliate of such party.
129“Servicing Transfer Agreement” shall have the meaning set forth in Section 41.
130“Servicing Transfer Agreement” shall have the meaning set forth in Section 41.
“Servicing Transfer Date” shall mean, with respect to any Property, the occurrence of any of the events described in clauses (a) through (e) of the definition of “Specially Managed Unit.”
“Servicing Transfer Event” shall mean the occurrence of any of the following with respect to a Lease and the related Property:
131(a) such Property is a Delinquent Asset;
132(b) such Property is a Defaulted Asset;
133(c) there shall have been commenced in a court or agency or supervisory authority having jurisdiction an involuntary action against the Tenant under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings or for the winding up or liquidation of its affairs, which action shall not have been dismissed for a period of 90 days, and the subject Lease has not been rejected in any related proceeding; or the Tenant shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Tenant or of or relating to all or substantially all of its property, and the subject Lease has not been rejected in any related proceeding; or the Tenant shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations, and the subject Lease has not been rejected in any related proceeding;
134(d) the related Lease has expired, been terminated, or rejected in any bankruptcy, insolvency or related proceeding; or
135(e) the Property Manager receives written notice that a Tenant no longer intends to make any Monthly Lease Payments under such Tenant’s Lease.
136“Specially Managed Unit” shall mean any Property as to which a Servicing Transfer Event has occurred.
137“Special Servicer Additional Servicing Compensation” shall mean the additional servicing compensation payable to the Special Servicer pursuant to Section 19.

138“Special Servicer Report” shall have the meaning set forth in Section 24.
139“Special Servicing Fee” shall mean an amount equal to the product of: (i) one-twelfth of 0.75% and (ii) the lesser of (a) the aggregate Allocated Loan Amount of each Property that is a Specially Managed Unit and (b) the Collateral Value (each as of the related Determination Date) of all Properties that related to Specially Managed Units during the related Collection Period; provided, that, prior to the occurrence of a Fee Trigger Event, such fee will not be collected by the Special Servicer.
140“Sub-Manager” shall mean any Person with which the Property Manager, the Issuer Manager or the Special Servicer has entered into a Sub-Management Agreement.
141“Tenant Purchase Option” shall mean, with respect to any Lease, the option of the related Tenant, whether conditional or otherwise, to purchase the related Property before or at the expiration of the related Lease term.
142“Terminated Lease Property” shall mean a Property for which the related Lease has expired, has been terminated or has been rejected in a bankruptcy, insolvency or similar proceeding of the Tenant or from which the Tenant has been evicted or otherwise removed.
143“Third Party Option Price” shall mean, with respect to any Property pursuant to which a Purchase Option is exercised, a cash price equal to the amount specified in the related Lease or other Lease Document, as applicable, as payable by a Tenant or other third party in connection with the exercise of such Purchase Option.
144“Third Party Purchase Option” shall mean a Tenant Purchase Option or Non-Tenant Purchase Option, as applicable.
145“Total Debt Service” shall mean an amount equal to (A) the sum of (i) the Scheduled Class A Principal Payment and all Note Interest with respect to each Class of Notes, assuming for the Class B Notes there is no Class B Note Adjustment Amount, (ii) the scheduled principal payment and note interest with respect to all classes of Related Series Notes (in each case, less any scheduled principal payment due on the Anticipated Repayment Date with respect to each Class of Notes or the applicable anticipated repayment date with respect to any such Related Series Notes), assuming for class B notes there is no class B note adjustment amount, (iii) the Property Management Fee, (iv) the Special Servicing Fee, if any, (v) the Back-Up Management Fee and (vi) the Indenture Trustee Fee, each as accrued during the Collection Period minus (B) the Aggregate Excess Principal Payment Amount.
146“Unscheduled Proceeds” shall mean, without duplication, collectively, (i) Liquidation Proceeds and any other proceeds received by the Property Manager, the Issuer Manager or the Special Servicer with respect to the disposition of a Property that is a Defaulted Asset, (ii) Proceeds in connection with a Condemnation or Insured Casualty (to the extent deposited into the Collection Account), (iii) any Third Party Option Price received as a result of the exercise of a Third Party Purchase Option (only up to the Collateral Value) to the extent deposited into the Collection Account, (iv) Payoff Amounts received in connection with the release and sale of a Lease or a Property in relation to a Collateral Defect, (v) any proceeds (other than Release Prices) derived from each un-leased Property (exclusive of related operating costs, including certain reimbursements payable to the Property Manager or the Issuer Manager in connection with the operation and disposition of such un-leased Property), (vi) all amounts disbursed to the Payment Account from the DSCR Reserve Account during an Early Amortization Period, (vii) any Release Price collected in connection with a Senior Class A Release Event, (viii) any proceeds transferred from the Exchange Account to the release Account pursuant to the Exchange Program and (ix) amounts disbursed from the Release Account to the Collection Account for the related Payment Date.
147“Weighted Average FCCR” shall mean an amount calculated by dividing (i) the sum of the products of the FCCRs and the Allocated Loan Amounts of each Property in the Collateral Pool (excluding properties for which FCCR is not available), by (ii) the aggregate Allocated Loan Amounts of all Properties in the Collateral Pool (excluding properties for which FCCR is not available).
148“Workout Fee” shall mean, with respect to each Corrected Unit, an amount payable out of and calculated by application of 0.50% to, each collection of rents, interest (other than any default interest) and principal (including scheduled payments, prepayment and payments at maturity) received on the related Lease, so long as it remains a Corrected Unit; provided, that no Workout Fee will be payable from any Liquidation Proceeds collected in connection with (i) the purchase of any Specially Managed Unit by the Issuer Manager or the Special Servicer or (ii) the purchase of any Specially Managed Unit by the Sponsor due to a Collateral Defect within the period provided to cure such Collateral Defect; provided, further, that, prior to the occurrence of a Fee Trigger Event, such Workout Fees will not be collected by the Special Servicer.
(b)Rules of Construction. Unless the context otherwise requires:
(i)a term has the meaning assigned to it;
(ii)an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;
(iii)“or” is not exclusive;
(iv)“including” means including without limitation;
(v)words in the singular include the plural and words in the plural include the singular;
(vi)all references to “$” are to United States dollars unless otherwise stated;
(vii)any agreement, instrument or statute defined or referred to in this Agreement or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and
(viii)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
Section 2.Appointment. On the terms and conditions set forth herein, each Property Owner hereby engages each of the Property Manager, the Issuer Manager and the Special Servicer to perform the applicable services as described herein. Each of the Property Manager, the Issuer Manager and the Special Servicer hereby accepts such engagement. Each of the Property Manager, the Issuer Manager and the Special Servicer is an independent contractor and nothing in this Agreement or in the relationship of any Property Owner with any of the Property Manager, the Issuer Manager and the Special Servicer shall constitute a partnership, joint venture or any other similar relationship.
Section 3.Servicing Standard. The Property Manager and the Special Servicer, either directly or through sub-servicers, shall provide property management services for the Properties located in the United States, and service the Leases and the Issuer Manager shall make Advances, in accordance with the Servicing Standard.
Section 4.Representations and Warranties of the Property Manager. The initial Property Manager makes the following representations and warranties to the Property Owners all of which shall survive the execution, delivery, performance or termination of this Agreement:
(a)The Property Manager is a limited liability company, validly existing and in good standing under the laws of the State of Arizona.
(b)The Property Manager’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Property Manager’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.
(c)The Property Manager has the full power and authority to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.
(d)Each Transaction Document to which the Property Manager is a party, upon the due authorization, execution and delivery of such Transaction Document and each of the other parties thereto, constitutes a valid, legal and binding obligation of the Property Manager, enforceable against the Property Manager in accordance with the terms thereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)The Property Manager is not in violation of, and its execution and delivery of, performance under and compliance with each of the Transaction Documents to which it is a party will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Property Manager’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Property Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Property Manager.
(f)The Property Manager’s execution and delivery of, performance under and compliance with, each of the Transaction Documents to which it is a party do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Property Manager is a party or by which the Property Manager is bound or to which any of the property or assets of the Property Manager are subject and such breach, violation or default could have a material adverse effect on the ability of the Property Manager to perform its duties hereunder.
(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Property Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained other than any of the foregoing the failure to have made or obtained which is not reasonably likely to cause a material adverse effect.
(h)No litigation is pending or, to the Property Manager’s knowledge, threatened against the Property Manager that, if determined adversely to the Property Manager, would prohibit the Property Manager from entering into any of the Transaction Documents to which it is a party, or that, in the Property Manager’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Property Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Property Manager.
Section 5.Representations and Warranties of the Issuer Manager. The initial Issuer Manager makes the following representations and warranties to the Property Owners all of which shall survive the execution, delivery, performance or termination of this Agreement:
(a)The Issuer Manager is a limited partnership, validly existing and in good standing under the laws of the State of Delaware.
(b)The Issuer Manager’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Issuer Manager’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

(c)The Issuer Manager has the full power and authority to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.
(d)Each Transaction Document to which the Issuer Manager is a party, upon the due authorization, execution and delivery of such Transaction Document and each of the other parties thereto, constitutes a valid, legal and binding obligation of the Issuer Manager, enforceable against the Issuer Manager in accordance with the terms thereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)The Issuer Manager is not in violation of, and its execution and delivery of, performance under and compliance with each of the Transaction Documents to which it is a party will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Issuer Manager’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Issuer Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Issuer Manager.
(f)The Issuer Manager’s execution and delivery of, performance under and compliance with, each of the Transaction Documents to which it is a party do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Issuer Manager is a party or by which the Issuer Manager is bound or to which any of the property or assets of the Issuer Manager are subject and such breach, violation or default could have a material adverse effect on the ability of the Issuer Manager to perform its duties hereunder.
(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Issuer Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained other than any of the foregoing the failure to have made or obtained which is not reasonably likely to cause a material adverse effect.
(h)No litigation is pending or, to the Issuer Manager’s knowledge, threatened against the Issuer Manager that, if determined adversely to the Issuer Manager, would prohibit the Issuer Manager from entering into any of the Transaction Documents to which it is a party, or that, in the Issuer Manager’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Issuer Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Issuer Manager.
Section 6.Representations and Warranties of the Special Servicer. The initial Special Servicer makes the following representations and warranties to the Property Owners all of which shall survive the execution, delivery, performance or termination of this Agreement:

(a)The Special Servicer is a limited liability company, validly existing and in good standing under the laws of the State of Arizona.
(b)The Special Servicer’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Special Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.
(c)The Special Servicer has the full power and authority to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.
(d)Each Transaction Document to which the Special Servicer is a party, upon the due authorization, execution and delivery of such Transaction Document and each of the other parties thereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms thereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)The Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with each of the Transaction Documents to which it is a party will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Special Servicer.
(f)The Special Servicer’s execution and delivery of, performance under and compliance with, each of the Transaction Documents to which it is a party do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Special Servicer is a party or by which the Special Servicer is bound or to which any of the property or assets of the Special Servicer are subject and such breach, violation or default could have a material adverse effect on the ability of the Special Servicer to perform its duties hereunder.
(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained other than any of the foregoing the failure to have made or obtained which is not reasonably likely to cause a material adverse effect.

(h)No litigation is pending or, to the Special Servicer’s knowledge, threatened against the Special Servicer that, if determined adversely to the Special Servicer, would prohibit the Special Servicer from entering into any of the Transaction Documents to which it is a party, or that, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Special Servicer.
Section 7.Representations and Warranties of the Back-Up Manager. The initial Back-Up Manager makes the following representations and warranties to the Property Owners all of which shall survive the execution, delivery, performance or termination of this Agreement:
(a)The Back-Up Manager is a national banking association, validly existing and in good standing.
(b)The Back-Up Manager’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Back-Up Manager’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.
(c)The Back-Up Manager has the full power and authority to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.
(d)Each Transaction Document to which the Back-Up Manager is a party, upon the due authorization, execution and delivery of such Transaction Document and each of the other parties thereto, constitutes a valid, legal and binding obligation of the Back-Up Manager, enforceable against the Back-Up Manager in accordance with the terms thereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)The Back-Up Manager is not in violation of, and its execution and delivery of, performance under and compliance with each of the Transaction Documents to which it is a party will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Back-Up Manager’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Back-Up Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Back-Up Manager.
(f)The Back-Up Manager’s execution and delivery of, performance under and compliance with, each of the Transaction Documents to which it is a party do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Back-Up Manager is a party or by which the Back-Up Manager is bound or to which any of the property or assets of the Back-Up Manager are subject and such breach, violation or default could have a material adverse effect on the ability of the Back-Up Manager to perform its duties hereunder.
(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Back-Up Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained other than any of the foregoing the failure to have made or obtained which is not reasonably likely to cause a material adverse effect.
(h)No litigation is pending or, to the Back-Up Manager’s knowledge, threatened against the Back-Up Manager that, if determined adversely to the Back-Up Manager, would prohibit the Back-Up Manager from entering into any of the Transaction Documents to which it is a party, or that, in the Back-Up Manager’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Back-Up Manager to perform its obligations under the Transaction Documents to which it is a party or the financial condition of the Back-Up Manager.
Section 8.Representations and Warranties of the Property Owners. Each Property Owner makes the following representations and warranties to the Manager all of which shall survive the execution, delivery, performance or termination of this Agreement:
(a)Such Property Owner is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)Such Property Owner’s execution and delivery of, performance under, and compliance with this Agreement, will not violate such Property Owner’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.
(c)Such Property Owner has the full power and authority to own its Properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.
(d)This Agreement, upon the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Property Owner, enforceable against such Property Owner in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)Such Property Owner is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Property Owner’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Property Owner to perform its obligations under this Agreement or the financial condition of such Property Owner.
(f)Such Property Owner’s execution and delivery of, performance under and compliance with, this Agreement do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which such Property Owner is a party or by which such Property Owner is bound or to which any of the property or assets of such Property Owner are subject and such breach, violation or default could have a material adverse effect on the ability of the Property Owners to perform their duties hereunder.
(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Property Owner of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained other than any of the foregoing the failure to have made or obtained which is not reasonably likely to cause a material adverse effect.
No litigation is pending or, to the Property Owner’s knowledge, threatened against such Property Owner that, if determined adversely to such Property Owner, would prohibit such Property Owner from entering into this Agreement or that, in such Property Owner’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Property Owner to perform its obligations under this Agreement or the financial condition of such Property Owner.
Section 9.Administration of the Properties and Leases.
(a)Each of the Property Manager and the Special Servicer shall service and administer the Properties and Leases that it is obligated to service and administer pursuant to this Agreement and, with respect to the Property Manager, pursuant to each Property Management and Leasing Agreement, on behalf of the Property Owners and in the best interests and for the benefit of the Noteholders and the Issuer, in accordance with any and all applicable laws and the terms of this Agreement and the respective Leases and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. Without limiting the foregoing, and subject to Section 20, (i) the Property Manager shall service and administer each Lease (and each related Property) as to which no Servicing Transfer Event has occurred and each Corrected Unit, and (ii) the Special Servicer shall service and administer each Lease (and each related Property) as to which a Servicing Transfer Event has occurred and that is not a Corrected Unit or has not been released from the Lien of the related Property in accordance with this Agreement and the other Transaction Documents; provided, however, that the Property Manager shall continue to collect information and prepare and deliver all reports to the Indenture Trustee and the Issuer required hereunder with respect to any Specially Managed Unit (and the related Property or Leases), and further to render such incidental services with respect to any Specially Managed Unit as are specifically provided for herein. No direction, consent or approval or lack of direction, consent or approval of any Controlling Party or the Requisite Global Majority may

(and the Special Servicer or the Property Manager will ignore and act without regard to any such advice or approval or lack of approval that the Special Servicer or the Property Manager has determined, in its reasonable, good faith judgment, would) (A) require or cause the Special Servicer or the Property Manager to violate applicable law, the Servicing Standard or the terms of any Lease or (B) expand the scope of the Property Manager’s or Special Servicer’s responsibilities under this Agreement. In addition, neither the Property Manager nor the Special Servicer, acting in its individual capacity, shall take any action or omit to take any action if such action or omission would materially and adversely affect the interests of the Noteholders or the Property Owner Membership Interests, or the Issuer. None of the Property Manager, the Special Servicer or the Back-Up Manager shall be liable to the Indenture Trustee, any Noteholder or any other Person for following any direction of a Controlling Party or the Requisite Global Majority hereunder.
(b)Subject to Section 10(a), the Property Manager and the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration in accordance with the Servicing Standard. Without limiting the generality of the foregoing, each of the Property Manager and the Special Servicer, in its own name, with respect to each of the Properties and Leases it is obligated to service hereunder, is hereby authorized and empowered by any applicable Property Owner, the Issuer and the Indenture Trustee to execute and deliver, on behalf of such Property Owner, the Issuer and the Indenture Trustee: (i) any and all UCC Financing Statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Lease File on the related Collateral; (ii) in accordance with the Servicing Standard and subject to Section 19, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Lease File, other than the Transaction Documents, (iii) subject to the Servicing Standard, all documents to be executed by the Indenture Trustee pursuant to the last sentence of the definition of Permitted Encumbrances and (iv) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Each applicable Property Owner and the Issuer shall, at the written request of a Responsible Officer of the Property Manager or the Special Servicer, execute and deliver to the Property Manager or the Special Servicer, as the case may be, any limited powers of attorney (substantially in the form of Exhibit B attached hereto) and other documents furnished by the Property Manager or the Special Servicer, as applicable, and necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided, however, that none of the Property Owners, the Issuer or the Indenture Trustee shall be held liable for any misuse of any such power or power of attorney by the Property Manager or the Special Servicer and each of the Property Manager and the Special Servicer hereby agree to indemnify each Property Owner, the Issuer and the Indenture Trustee against, and hold each Property Owner, the Issuer and the Indenture Trustee harmless from, any cost, loss or liability arising from any misuse by of such power or power of attorney. Notwithstanding anything contained herein to the contrary, the Property Manager shall not, without the Indenture Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Indenture Trustee’s name without indicating the Indenture Trustee’s representative capacity or (ii) take any action with the intent to cause, and which actually does cause, the Indenture Trustee to be registered to do business in any state.

(c)Promptly after any request therefor, the Property Manager shall provide to the Indenture Trustee: (i) the most recent inspection report prepared or obtained by the Property Manager or the Special Servicer in respect of each Property pursuant to Section 17(a); (ii) the most recent available operating statement and financial statements of the related Tenant collected by the Property Manager or the Special Servicer pursuant to Section 17(b); and (iii) any and all notices and reports with respect to any Property as to which environmental testing is contemplated by this Agreement or the other Transaction Documents.
(d)The relationship of each of the Property Manager, the Issuer Manager and the Special Servicer to each Property Owner, the Issuer and the Indenture Trustee under this Agreement is intended by the parties to be and shall be that of an independent contractor and not that of a joint venturer, partner or agent.
Section 10.Collection of Monthly Lease Payments; General Receipts Accounts; Collection Account; Release Account.
(a)Each of the Property Manager and the Special Servicer shall undertake reasonable efforts to collect all payments called for under the terms and provisions of the Leases it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures as it would follow were it the lessor under such Leases.
(b)The Issuer Manager shall establish and maintain, or cause to be established and maintained, one or more General Receipts Accounts with one or more General Receipts Account Bank. On or prior to the applicable Series Closing Date (or, if later, the date the related Lease is first included in the Collateral Pool), the Property Manager shall instruct each Tenant to make all payments into a General Receipts Account. Each General Receipts Account shall (i) be maintained at an institution that satisfies the institutional requirements of clauses (i) or (ii) of the definition of Eligible Account or (ii) is otherwise acceptable to the Rating Agency (as evidenced by written confirmation from the Rating Agency) and may be an account to which payments relating to other assets serviced or managed by the Property Manager are paid. Each of the Property Manager and the Special Servicer shall, on or prior to each Series Closing Date (or, if applicable, such other date of acquisition), as to those Leases it is obligated to service hereunder, instruct the related Tenant to make all Monthly Lease Payments to a General Receipts Account. The Issuer Manager shall cause all amounts deposited into the General Receipts Account with respect to the Collateral to be transferred to the Collection Account within two (2) Business Day after such funds have been identified, cleared and become available in accordance with the polices of the General Receipts Account Bank.
(c)The Issuer Manager shall establish and maintain the Collection Account, which shall be established in such manner and with the type of depository institution specified in this Agreement. The Collection Account shall be an Eligible Account. If the Collection Account Bank is not the same depository institution as the Indenture Trustee, then the Collection Account will be subject to an Account Control Agreement in form and substance reasonably satisfactory to the Indenture Trustee pursuant to which the Collection Account Bank agrees to follow the instructions of the Indenture Trustee with respect to the Collection Account and the amounts on deposit therein. Subject to Sections 11 and 12, neither the Issuer Manager nor the Issuer will have any right of withdrawal from the Collection Account, and the Issuer Manager hereby covenants and agrees that it shall not withdraw, or direct any Person to withdraw, any funds from the Collection Account. The Collection Account shall be maintained by the Collection Account Bank as a segregated account, separate and apart from trust funds created for trust certificates or bonds of other series serviced and the other accounts of the Issuer Manager.
(d)The Issuer Manager shall deposit or cause to be deposited in the Collection Account, on each Business Day and within two (2) Business Days after receipt, the following payments and collections received or made by or on behalf of the Issuer Manager on or after the later of the related Series Closing Date and the applicable Transfer Date (other than payments due before the applicable Transfer Date) or, in the case of collections and payments to the General Receipts Account, the Issuer Manager shall instruct each General Receipts Account Bank to transfer the following amounts within two (2) Business Days directly into the Collection Account, immediately after such funds have been identified, cleared and become available in accordance with the policies of the General Receipts Account Bank:
(i)all payments on account of Monthly Lease Payments, net of applicable withholding taxes in the case of the Properties;
(ii)all payments of other amounts payable by the Tenants on the Leases (except with respect to escrows, security deposits and certain additional servicing compensation as set forth in the Property Management Agreement), net of any applicable withholding taxes in the case of the Properties;
(iii)all Insurance Proceeds up to the Collateral Value of such Property (net of applicable taxes payable by the Issuer with respect to such Insurance Proceeds) which shall not include (A) Insurance Proceeds applied to the restoration of property or released to the related Tenant or Issuer in accordance with this Agreement, or (B) Excess Proceeds;
(iv)all Condemnation Proceeds up to the Collateral Value of such Property (net of applicable taxes payable by the Issuer with respect to such Condemnation Proceeds), which shall not include (A) Condemnation Proceeds applied to the restoration of property or released to the related Tenant or the Issuer in accordance with this Agreement or (B) Excess Proceeds;
(v)except as otherwise deposited into the Release Account as set forth herein, (A) proceeds from the purchase or substitution of any Property in accordance with this Agreement, (B) all proceeds from the purchase of any Property in accordance with this Agreement, (C) all proceeds of the purchase of any Property relating to a Defaulted Asset by any party in accordance with this Agreement, and (D) all proceeds of the purchase of the Properties in connection with the termination of the Indenture and the early retirement of the Notes, in each case net of applicable taxes payable by the Issuer in respect of the applicable disposition;
(vi)any amounts paid by any party to indemnify the Issuer pursuant to any provision of this Agreement, the Indenture, the Sponsor Guaranty, the Property Owner Guaranty;
(vii)any Series Collateral Release Price received in connection with a Series Collateral Release; provided, that any amounts in excess of the amount to be paid to Noteholders in connection with such Series Collateral Release will be deposited into the Release Account;
(viii)any amounts received by the Issuer on account of payments under the Sponsor Guaranty, the Property Owner Guaranty or the Lease Guaranties; and
(ix)any other amounts required to be so deposited under this Agreement.
Upon receipt of any of the amounts described in clauses (i) through (iii) above with respect to any Specially Managed Unit, the Special Servicer shall promptly but in no event later than the second Business Day after receipt remit such amounts to the Issuer Manager for deposit into the Collection Account in accordance with the third preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other reasonably appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Issuer Manager and shall deliver promptly, but in no event later than one Business Day after receipt, any such check to the Issuer Manager by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other reasonably appropriate reason.
(e)The Issuer Manager shall establish and maintain at a bank designated by the Indenture Trustee a Release Account. The Release Account shall be an Eligible Account. The funds held in the Release Account may be held as cash or invested in Permitted Investments in accordance with the provisions of Section 13(a). The Release Account and the amounts on deposit therein will be pledged to the Indenture Trustee under the Indenture. The Issuer Manager will deposit or cause to be deposited in the Release Account, on the date of receipt, (i) the Release Price from the sale of any Released Property (other than any Series Collateral Release Price (except for any excess proceeds as described in the following sentence) or Relinquished Property Proceeds deposited into the Exchange Account pursuant to Section 34 herein and the applicable Master Exchange Agreement) and (ii) provided that such amounts are greater than or equal to the Collateral Value of the related Property, Condemnation Proceeds, Insurance Proceeds and proceeds of an Insured Casualty. Pursuant to the Escrow Agreement, Relinquished Property Proceeds in the Exchange Account may be transferred to the Release Account following the occurrence of certain events specified therein and, in accordance with Section 13(b), such Relinquished Property Proceeds may be used to acquire a Qualified Substitute Property.

Section 11.Advances.
(a)    In accordance with the Servicing Standard, the Issuer Manager shall withdraw and remit to the Property Manager funds from the Collection Accounts and to use such funds in order to pay Emergency Property Expenses; provided, that, (i) the Issuer Manager shall have determined, in accordance with the Servicing Standard, that such costs and expenses, if paid by the Issuer Manager, would constitute a Nonrecoverable Advance, and (ii) the Issuer Manager shall have determined, in accordance with the Servicing Standard, that the making of such payment is in the best interest of the Noteholders and the holders of any Related Series Notes. Any such funds withdrawn from the Collection Accounts to pay Emergency Property Expenses shall not constitute part of the Available Amount on any Payment Date and will not be available to make payments to the Noteholders or to pay any other expenses or obligations of the Issuer. The Back-Up Manager will be required to make any required Property Protection Advance, in accordance with the Servicing Standard, to the extent any Property Protection Advance required to be made by the Issuer Manager pursuant to this Section 11 is not made and the Back-Up Manager receives notice thereof, subject to the Back-Up Manager’s determination (in its sole discretion exercised in good faith) that such Property Protection Advance will not be a Nonrecoverable Advance. The Indenture Trustee will be required to make any required Property Protection Advance to the extent that any Property Protection Advance required to be made by the Issuer Manager or the Back-Up Manager pursuant to this Section 11 is not made and the Indenture Trustee receives notice thereof, subject to the Indenture Trustee’s determination (in its sole discretion exercised in good faith) that such Property Protection Advance will not be a Nonrecoverable Advance.
(a)
(b)With respect to any Payment Date, in the event the Series Available Amount allocated (or to be allocated) to any Series of notes on any Payment Date will be insufficient to pay in full (i) the scheduled principal payment (if any) with respect to each class of notes in such Series other than any such class of notes whose anticipated repayment date (x) occurs on such Payment Date or (y) has occurred prior to such Payment Date and (ii) accrued and unpaid note interest (not including any interest carry-forward amount) in respect of the notes of such Series due on such Payment Date, the Issuer Manager, subject to its determination that such amounts are not Nonrecoverable Advances will be required to make P&I Advance. None of the Issuer Manager, the Property Manager, the Back-Up Manager and the Indenture Trustee will be required to make any advance to cover any shortfall in the scheduled payment of principal on any Class of Notes on or after the related Anticipated Repayment Date. The Back-Up Manager will be required to make any required P&I Advance, in accordance with the Servicing Standard, to the extent any P&I Advance required to be made by the Issuer Manager is not made and the Back-Up Manager receives notice thereof, subject to the Back-Up Manager’s determination (in its sole discretion exercised in good faith) that such P&I Advance will not be a Nonrecoverable Advance. If the Issuer Manager and the Back-Up Manager fail to make a P&I Advance and the Indenture Trustee receives notice thereof, the Indenture Trustee will be required to make any required P&I Advance by 3:00 p.m. New York City time on the related Payment Date, subject to the Indenture Trustee’s sole discretion exercised in good faith, that such P&I Advance will not be a Nonrecoverable Advance.
(c)In accordance with the Servicing Standard, the Issuer Manager will be required to make Property Protection Advances necessary to preserve the security interest in, or value of, each Property and Lease (including any costs and expenses necessary to re-lease such Property) and the Property Manager will be required to enforce any Lease.
(d)If the Issuer Manager, Back-up Manager, or Indenture Trustee, as applicable, determines (in its commercially reasonable, good faith business judgment and in accordance with the Servicing Standard) that any P&I Advance or Property Protection Advance, previously made or proposed to be made, will be a Nonrecoverable Advance, the Issuer Manager, Back-up Manager, or Indenture Trustee, as applicable, will not be required to make such P&I Advance or Property Protection Advance.
(e)All Advances, together with Advance Interest thereon, shall be reimbursable in the first instance from collections from the related Leases and Properties and further as provided in Section 2.11(b) of the Indenture.
(f)The determination by the Issuer Manager or the Back-Up Manager that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be in accordance with (i) with respect to Property Protection Advances, the Servicing Standard and (ii) with respect to P&I Advances, Section 11(g) below, and, in each case, shall be evidenced by an Officer’s Certificate delivered promptly to the Issuer and to the Indenture Trustee setting forth the basis for such determination. The determination by the Back-Up Manager that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be made in good faith. The determination by the Indenture Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be made in good faith. Each of the Back-Up Manager and the Indenture Trustee may conclusively rely on any determination by the Issuer Manager that an Advance, if made, would be a Nonrecoverable Advance.
(g)In making a nonrecoverability determination with respect to any P&I Advance, the Issuer Manager (including the Back-Up Manager as successor Issuer Manager) and the Back-up Manager may only consider the obligations of the Issuer under the terms of the Transaction Documents as they may have been modified, the related Collateral in its “as is” or then current conditions and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate Collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting the Issuer and the effect thereof on the existence, validity and priority of any security interest encumbering the Collateral, the direct and indirect equity interests in the Issuer, available cash on deposit in the Collection Account, the future allocations and disbursements of cash on deposit in the Collection Account, and the net proceeds derived from any of the foregoing.
(i)    In the event any Advances made by the Issuer Manager, the Back-Up Manager or the Indenture Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied first entirely to Advances (and the accrued and unpaid interest thereon) made by the Indenture Trustee and the Back-Up Manager, as applicable, until such Advances (and the accrued and unpaid interest thereon) made by the Indenture Trustee and the Back-Up Manager, as applicable, shall have been repaid in full and then to Advances (and the accrued and unpaid interest thereon) made by the Issuer Manager. Any costs or expenses in connection with any actions to be taken by the Issuer Manager or Special Servicer pursuant to this Section 11 shall be borne by the Issuer Manager or Special Servicer, as applicable.
Section 12.Withdrawals From the Collection Account and Liquidity Reserve Account.
The applicable Account Control Agreement shall provide that on each Remittance Date the Collection Account Bank shall deliver the Available Amount by wire transfer of immediately available funds for deposit into the Payment Account for application by the Indenture Trustee to make payments in accordance with the priorities set forth pursuant to Section 2.11(b) of the Indenture. On or prior to each Remittance Date, the Issuer Manager may withdraw funds from the Collection Account to pay any Property Management Fee, the Issuer Management Fee, the Back-Up Management Fee, Workout Fees, Liquidation Fees, Additional Servicing Compensation, any applicable Special Servicing Fee due and payable to the Property Manager, the Issuer Manager, the Back-Up Manager and the Special Servicer, and to pay any Emergency Property Expenses (pursuant to Section 11) and Advances (including Nonrecoverable Advances) plus interest thereon (including to reimburse the Indenture Trustee therefor); provided, however, that no other amounts may be withdrawn from the Collection Account by the Issuer Manager, except as otherwise provided in this Agreement. Funds withdrawn by the Issuer Manager for the payment of any Property Management Fee, the Issuer Management Fee, any Back-Up Management Fee, Workout Fees, Liquidation Fees, Additional Servicing Compensation, any reimbursements of Advances (including Nonrecoverable Advances) plus interest thereon, and any applicable Special Servicing Fee shall not constitute part of the Available Amount on any Payment Date.
Section 13.Investment of Funds in the Collection Account, the Release Account, the Exchange Reserve Account and the Liquidity Reserve Account.
(a)The Issuer Manager shall direct the Collection Account Bank to invest the funds held in the Collection Account in one or more Permitted Investments constituting short-term securities and other investment-grade obligations selected by the Issuer bearing interest or sold at a discount, and maturing, unless payable on demand, not later than the Business Day immediately preceding the next succeeding Remittance Date, which may be in the form of a standing direction. The Issuer Manager may direct any institution maintaining the Exchange

Reserve Account to invest the funds held therein in one or more specific Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, prior to the Payment Date following the date of such direction, which may be in the form of a standing direction; provided, that such Permitted Investment must have (i) a short-term rating of not less than “A-2” by S&P and (ii) a maturity date prior to the Payment Date following the date of such direction. The Issuer Manager may direct any institution maintaining the Release Account to invest the funds held therein in one or more specific Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, not later than the Business Day immediately preceding the day such amounts are required to be distributed pursuant to this Agreement, which may be in the form of a standing direction. All such Permitted Investments in the Collection Account and the Release Account shall be held to maturity, unless payable on demand. Any investment of funds in the Collection Account and the Release Account shall be made in the name of the Issuer for the benefit of the Indenture Trustee (in its capacity as such). The Issuer Manager may direct the Indenture Trustee to invest the funds held in the Liquidity Reserve Account in one or more Permitted Investments pursuant to the terms of the Indenture and bearing interest or sold at a discount, and maturing, unless payable on demand, not later than the Business Day immediately preceding the day such amounts are required to be distributed pursuant to this Agreement, which may be in the form of a standing direction. The Property Manager shall promptly deliver to the Indenture Trustee, and the Indenture Trustee shall maintain continuous possession of, any Permitted Investment that is either (i) a “certificated security,” as such term is defined in the Uniform Commercial Code, or (ii) other property in which a secured party may perfect its security interest by possession under the Uniform Commercial Code or any other applicable law. All such Permitted Investments in the Collection Account, the Liquidity Reserve Account, the Release Account and the Exchange Reserve Account shall be held to maturity, unless payable on demand. Any investment of funds in the Collection Account, the Liquidity Reserve Account, the Release Account and the Exchange Reserve Account shall be made in the name of the Issuer for the benefit of the Indenture Trustee (in its capacity as such). If amounts on deposit in the Collection Account, the Release Account, the Liquidity Reserve Account or the Exchange Account are at any time invested in a Permitted Investment payable on demand, the Property Manager shall:
(i)consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and
(ii)demand payment of all amounts due thereunder promptly upon determination by the Issuer Manager that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Collection Account or the Release Account, as applicable.
(b)Prior to an Early Amortization Period, in the event that (i) any Property Owner elects to release a Property from the Collateral Pool under Section 25 or Section 28, (ii) Relinquished Property Proceeds are transferred from the Exchange Account to the Release Account in accordance with the terms of the applicable Master Exchange Agreement and the

Escrow Agreement or (iii) amounts in connection with a Series Collateral Release are deposited into the Release Account pursuant to Section 33(c) and the Indenture amounts deposited in the Release Account shall be applied by the Issuer Manager, first, to reimburse the Issuer Manager, the Property Manager, the Special Servicer, the Back-Up Manager and the Indenture Trustee any amounts owed with respect to unreimbursed Extraordinary Expenses and Advances (plus Advance Interest) thereon and Emergency Property Expenses related to such Lease or Property and to pay the expenses related to such release and, second, either to (i) allow the Issuer to acquire a Qualified Substitute Property within twelve (12) months following the removal of the related Released Property or (ii) be deposited as Unscheduled Proceeds into the Collection Account. Any amounts remaining in the Release Account following the twelve (12) month period from the related release shall be transferred as Unscheduled Proceeds into the Collection Account. Notwithstanding the foregoing, during an Early Amortization Period, all amounts in the Release Account shall be deposited as Unscheduled Proceeds into the Collection Account and applied as Unscheduled Principal Payments on the Payment Date following the commencement of such Early Amortization Period.
(c)Whether or not the Issuer Manager directs the investment of funds in the Collection Account, the Release Account, the Liquidity Reserve Account, or the Exchange Reserve Account, (i) interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for the Collection Account, the Release Account or the Exchange Reserve Account for each Collection Period, shall be added to the Available Amount for such Collection Period and (ii) interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for the Liquidity Reserve Account shall remain on deposit therein until released in accordance with the Indenture.
(d)Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Indenture Trustee may take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.
(e)Notwithstanding the investment of funds held in the Collection Account, the Release Account or the Exchange Reserve Account, for purposes of the calculations hereunder, including the calculation of the Available Amount, the amounts so invested shall be deemed to remain on deposit in the Collection Account, the Release Account or the Exchange Reserve Account, as applicable.
Section 14.Maintenance of Insurance Policies: Errors and Omissions and Fidelity Coverage.
(a)The Property Manager (other than with respect to Specially Managed Units) and the Special Servicer (with respect to Specially Managed Units) will use reasonable efforts in accordance with the Servicing Standard to cause the related Tenant to maintain for each Property all insurance coverage as is required under the terms of the related Lease (including for the avoidance of doubt, any environmental insurance policy); provided, that if and to the extent that any such Lease permits the lessor thereunder any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Tenant is required to maintain, the Property Manager or the Special Servicer, as the case may be, will exercise such discretion in a manner consistent with the Servicing Standard. If such Tenant does not maintain the required insurance or, with respect to any environmental insurance policy in place as of the related Series Closing Date or Transfer Date, the Property Manager or Special Servicer will itself cause such insurance to be maintained with insurance companies or security or bonding companies qualified to write the related property insurance policies in the relevant jurisdiction that have a claims-paying ability rated at least “A:VIII” by A.M. Best’s Key Rating Guide; provided, that neither the Property Manager nor the Special Servicer will be required to maintain such insurance if the Indenture Trustee (as mortgagee of record on behalf of the Noteholders) does not have an insurable interest or the Property Manager or the Special Servicer, as applicable, has determined, in its reasonable judgment in accordance with the Servicing Standard, that either (i) such insurance is not available at a commercially reasonable rate and the subject hazards are at the time not commonly insured against by prudent owners of properties similar to the Property located in or around the region in which such Property is located or (ii) such insurance is F at any rate. The cost of any such insurance coverage obtained by the Property Manager or the Special Servicer will be a Property Protection Advance to be paid by the Issuer Manager, and such insurance coverage need not be obtained if the related Property Protection Advance would constitute a Nonrecoverable Advance. All insurance policies maintained by the Property Manager or the Special Servicer pursuant to the immediately preceding sentence will contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Property Manager, as agent of and for the account of the Issuer and the Indenture Trustee, and will be issued by an insurer authorized under applicable law to issue such insurance. Any amounts collected by the Property Manager or the Special Servicer under any insurance policies (other than amounts to be applied to the restoration or repair of the related Property or amounts to be released to the related Tenant, in each case in accordance with the Servicing Standard) will be distributed in the manner set forth under Section 22.
(b)The Property Management Agreement will further provide that the Property Manager or the Special Servicer may satisfy the foregoing obligations by maintaining or causing to maintained a forced place or blanket policy and, in any such event, certain incremental costs of such insurance will constitute Property Protection Advances (and such insurance coverage will not be obtained if the related Property Protection Advance would constitute a Nonrecoverable Advance).
(c)Each of the Property Manager, the Issuer Manager and the Special Servicer will be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of errors and omissions of the Property Manager’s, the Issuer Manager’s or Special Servicer’s officers, employees and agents in connection with its servicing obligations under the Property Management Agreement. Such fidelity bond and errors and omissions insurance shall be in such form and amount as would not adversely affect any rating assigned by any Rating Agency to the Notes.

Section 15.DSCR Reserve Account. On each Payment Date occurring during any DSCR Sweep Period, the Indenture Trustee shall deposit funds into the DSCR Reserve Account in accordance with Section 2.11(b) and 2.18 of the Indenture. The DSCR Reserve Account shall be an Eligible Account. The Issuer Manager shall deliver to the Indenture Trustee a calculation of the Monthly DSCR on or before each Remittance Date. The Issuer grants to the Indenture Trustee a first-priority perfected security interest in the DSCR Reserve Account and any and all monies now or hereafter deposited in the DSCR Reserve Account as additional security for payment of the Notes. Until disbursed or applied in accordance herewith, the DSCR Reserve Account shall constitute additional security for the Notes. Upon the occurrence of an Event of Default, the Indenture Trustee may, in addition to any and all other rights and remedies available to the Indenture Trustee, apply any sums then present in the DSCR Reserve Account to the payment of the Notes in such order and priority as set forth in the Indenture.
Section 16.Servicing Compensation: Interest on Advances.
(a)As compensation for its activities hereunder, the Property Manager shall be entitled to receive the Property Management Fee with respect to each Property included in the Collateral Pool (excluding the Specially Managed Units, if any); provided, that, prior to the occurrence of a Fee Trigger Event, the Property Manager shall not collect any fees pursuant to this Agreement and fees that are not collected by the Property Manager shall not accrue or be considered compensation to the Property Manager. The Property Management Fee with respect to any Property shall cease to accrue if the Property becomes a Specially Managed Unit. The right to receive the Property Management Fee may not be transferred in whole or in part except in connection with the transfer of all of the Property Manager’s responsibilities and obligations under this Agreement. Earned but unpaid Property Management fees shall be distributable monthly on the Payment Date by the Indenture Trustee from the Available Amount pursuant to Section 2.11(b) of the Indenture.
(b)On each Payment Date, the Property Manager shall be entitled to receive, and the Indenture Trustee shall distribute to the Property Manager from the Payment Account as additional compensation, all transaction, returned check, assumption, modification and similar fees and late payment charges received with respect to Properties that are not Specially Managed Units. The Property Manager will also be entitled to any Default Interest collected on a Lease, but only to the extent that (i) such Default Interest is allocable to the period (not to exceed 60 days) when the related Property did not constitute a Specially Managed Unit and (ii) such Default Interest is not allocable to cover interest payable to the Property Manager, Back-up Manager, or the Indenture Trustee with respect to any Advances made in respect of the related Property.
(c)As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Managed Unit; provided, that, prior to the occurrence of a Fee Trigger Event, the Special Servicer shall not collect any fees pursuant to this Agreement and fees that are not collected by the Special Servicer shall not accrue or be considered compensation to the Special Servicer. The Special Servicing Fee with respect to any Specially Managed Unit shall cease to accrue if (i) the related Property is sold or otherwise released from the lien of the related Mortgage, or (ii) such Specially Managed Unit becomes a Corrected Unit. Earned but unpaid Special Servicing Fees shall be distributable monthly on the Payment Date by the Indenture Trustee out of general collections on the Leases and the Properties on deposit in the Payment Account pursuant to Section 2.11(b) of the Indenture. The Special Servicer’s right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.
(d)On each Payment Date, the Special Servicer shall be entitled to receive, and the Indenture Trustee shall distribute to the Special Servicer from the Payment Account, all returned check, assumption, modification and similar fees and late payment charges received on or with respect to the Specially Managed Units as Special Servicer Additional Servicing Compensation out of funds available for such purpose pursuant to Section 2.11(b) of the Indenture.
(e)As compensation for its activities hereunder, the Issuer Manager shall be entitled to receive the Issuer Management Fee with respect to each Property included in the Collateral Pool (excluding the Specially Managed Units, if any); provided, that, prior to the occurrence of a Fee Trigger Event, the Issuer Manager shall not collect any fees pursuant to this Agreement and fees that are not collected by the Issuer Manager shall not accrue or be considered compensation to the Issuer Manager. The Issuer Management Fee with respect to any Property shall cease to accrue if the Property becomes a Specially Managed Unit. The right to receive the Issuer Management Fee may not be transferred in whole or in part except in connection with the transfer of all of the Issuer Manager’s responsibilities and obligations under this Agreement. Earned but unpaid Issuer Management Fees shall be distributable monthly on the Payment Date by the Indenture Trustee from the Available Amount pursuant to Section 2.11(b) of the Indenture.
(f)The Property Manager, Issuer Manager, Back-Up Manager and the Special Servicer shall each be required to pay all ordinary expenses incurred by it in connection with its servicing activities under this Agreement, including fees of any subservicers retained by it; provided, however, that Property Manager and Special Servicer shall be permitted to engage third party valuation experts and other consultants to conduct appraisals at the cost of the Issuer. As and to the extent permitted by Section 2.11(b) of the Indenture, the Issuer Manager, Back-up Manager, and the Indenture Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Advance and unreimbursed Extraordinary Expenses made by it for so long as such Advance is outstanding.
(g)As compensation for its activities hereunder, the Back-Up Manager shall be entitled to receive the monthly Back-Up Management Fee with respect to each Property included in the Collateral Pool. The right to receive the monthly Back-Up Management Fee may not be transferred in whole or in part except in connection with the transfer of all of the Back-Up Manager’s responsibilities and obligations under this Agreement. Earned but unpaid Back-Up Management Fees shall be payable monthly pursuant to Section 2.11(b) of the Indenture.

Section 17.Property Inspections: Collection of Financial Statements: Delivery of Certain Reports.
(a)The Property Manager will be required to obtain a physical inspection with respect to each Property with respect to which the Property Manager has received notice from the Tenant or has actual knowledge that the Tenant is a non-renewal or termination risk, within a reasonable amount of time from receipt of such notice or knowledge. The Special Servicer will be required to obtain a physical inspection of each Property specially serviced by it within six (6) months after it becomes a Specially Managed Unit. The Special Servicer will be required to prepare a written report of each such inspection performed by it that describes the condition of the related Property and that specifies the existence with respect thereto of any sale, transfer or abandonment or any material change in its condition or value. The Special Servicer shall be entitled to receive reimbursement for reasonable out-of-pocket expenses related to any such inspection as a Property Protection Advance and such inspection need not be performed if such Property Protection Advance would constitute a Nonrecoverable Advance.
(b)The Special Servicer, in the case of any Specially Managed Unit specially serviced by it, and the Property Manager, in the case of all other Leases, shall use reasonable efforts to collect and review the annual and quarterly financial statements of the related Lease Parties required to be provided under the related Lease.
Section 18.Management of Properties Relating to Defaulted Assets.
(a)The Special Servicer and the Property Manager, as applicable, shall exercise reasonable efforts, to the extent consistent with the Servicing Standard, to enforce a Defaulted Asset, including, without limitation, the commencement and prosecution of any eviction or foreclosure proceedings, as to which no satisfactory arrangements can be made for collection of delinquent payments. In the event any Property becomes a Terminated Lease Property, the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to (i) with respect to such Terminated Lease Property, attempt to induce another Tenant to assume the obligations under the existing Lease, with or without modification, (ii) cause the lease of the Terminated Lease Property under a new Lease on economically desirable terms or (iii) dispose of the Property. The decision to enter into a lease assumption or re-lease the Terminated Lease Property shall be made by the Special Servicer in accordance with the Servicing Standard. The Special Servicer shall pay all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Advance) incurred by it in connection with the foregoing as a Property Protection Advance, and shall be entitled to reimbursement therefor as provided herein. If the Special Servicer is successful in re-leasing the Terminated Lease Property, a new Appraised Value will be obtained by the Special Servicer for the Terminated Lease Property in the Special Servicer’s discretion, and the costs of any such appraisal shall be a Property Protection Advance. If the Special Servicer causes the re-lease of any Terminated Lease Property, the Property Manager shall deliver to the applicable Rating Agency, the Indenture Trustee and the Issuer an amended Lease Schedule reflecting the addition of such Lease to the Collateral Pool. Monthly Lease Payments on the modified or new Lease will be applied pursuant to the Indenture.

(b)If the Lease has not been assumed or the Terminated Lease Property has not been leased to a new tenant and the Terminated Lease Property has not been released from the lien of the Mortgage pursuant to Section 18(h) below within twenty-four (24) months of becoming a Terminated Lease Property, the Special Servicer may offer to sell the Terminated Lease Property pursuant to this Section 18, for a fair price, free and clear of the lien of the related Mortgage, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best interests of the Noteholders. No Interested Person shall be obligated to submit a bid to purchase any such Terminated Lease Property. The Liquidation Proceeds shall be deposited into the Collection Account and applied as set forth herein.
(c)If and when the Special Servicer deems it necessary and prudent for purposes of establishing a fair price for any Terminated Lease Property for purposes of conducting a sale of such Terminated Lease Property pursuant to subsection (b) above, the Special Servicer is authorized to have an appraisal conducted by an Independent MAI-designated appraiser or other expert (the cost of which appraisal shall constitute a Property Protection Advance).
(d)Whether any cash bid constitutes a fair price for any Terminated Lease Property for purposes of Section 18(c) shall be determined by the Special Servicer or, if such cash bid is from an Interested Person, by the Indenture Trustee or, if the expected Liquidation Proceeds with respect to such Terminated Lease Property would be insufficient to provide reimbursement for all unreimbursed Advances made with respect to the subject Terminated Lease Property, together with any related Advance Interest thereon, by the Property Manager. In determining whether any bid received from an Interested Person represents a fair price for any Terminated Lease Property, the Indenture Trustee shall be supplied with and may conclusively rely on the most recent appraisal conducted in accordance with Section 18(e).
(e) within the preceding 12-month period or, in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI-designated appraiser or other expert retained by the Special Servicer, at Issuer’s cost or as a Property Protection Advance. Such appraiser shall be selected by the Special Servicer if the Special Servicer is not bidding with respect to a Terminated Lease Property and shall be selected by the Property Manager if the Special Servicer is bidding, provided that if the Property Manager and the Special Servicer are the same Person and such Person is bidding, then such appraiser shall be selected by the Indenture Trustee. In determining whether any bid constitutes a fair price for any such Terminated Lease Property, the Special Servicer, the Indenture Trustee (if applicable) or the Property Manager, as applicable, shall take into account, among other factors, the occupancy status and physical condition of the Terminated Lease Property, the state of the local economy, and, with respect to Terminated Lease Properties, the period and amount of any delinquency on the effected Lease. In connection therewith, the Special Servicer may charge prospective bidders fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account.
(f)The Special Servicer shall act on behalf of the Issuer and the Indenture Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any Terminated Lease Property and the collection of all amounts payable in connection therewith. Any sale of a Terminated Lease Property shall be free and clear of the lien of the Indenture and shall be final and without recourse to the Issuer or the Indenture Trustee. If such sale is consummated in accordance with the terms of this Agreement, none of the Property Manager, the Special Servicer or the Indenture Trustee shall have any liability to the Issuer or any Noteholder with respect to the purchase price therefor accepted by the Property Manager, the Special Servicer or the Indenture Trustee, as the case may be.
(g)The Special Servicer shall accept the first (and, if multiple bids are received contemporaneously, highest) cash bid received from any Person that constitutes a fair price for such Terminated Lease Property. Notwithstanding the foregoing, the Special Servicer shall not be obligated to accept the highest cash bid if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such bid would be in the best interests of the Noteholders, and the Special Servicer may accept a lower cash bid if it determines, in accordance with the Servicing Standard, that acceptance of such bid would be in the best interests of the Noteholders (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms offered by the prospective buyer making the lower bid are more favorable).
(h)At any time that a Terminated Lease Property has not already been sold or leased pursuant to the terms hereof, the related Issuer may at its option (i) release the lien of the Indenture and the related Mortgage from such Terminated Lease Property pursuant to Section 29 or (ii) exchange one or more Qualified Substitute Properties for the subject Terminated Lease Property.
(i)The Special Servicer shall, and is hereby authorized and empowered by the Issuer and the Indenture Trustee to, prepare, execute and deliver in its own name, on behalf of the Issuer and the Indenture Trustee or any of them, the endorsements, assignments and other documents necessary to effectuate a sale of a Terminated Lease Property pursuant to this Section 18, and the Issuer shall execute and deliver any limited powers of attorney substantially in the form of Exhibit B necessary to permit the Special Servicer to do so; provided, however, that none of the Property Owners, the Issuer or the Indenture Trustee shall be held liable for any misuse of any such power or power of attorney by the Special Servicer and the Special Servicer hereby agrees to indemnify the Property Owners, the Issuer and the Indenture Trustee against, and hold the Property Owners, the Issuer and the Indenture Trustee harmless from, any loss or liability arising from any misuse in the exercise of such power or power of attorney.
(j)The Special Servicer shall give the Issuer, the Issuer Manager, the Indenture Trustee and the Property Manager not less than five (5) business days prior written notice of its intention to sell any Terminated Lease Property.
(k)If the Special Servicer determines that a lease assumption with modification, or re-lease, of a Defaulted Asset would maximize revenue received by the Issuer, and the terms of such new lease will produce rent that is 60% or less than the rent from the Defaulted Asset, then the Special Servicer may enter into any such lease for no more than 10 years, so long as the

Special Servicer determines that entering into such reduced lease term would be in accordance with the Servicing Standard and in the best interests of the Noteholders. In connection with the issuance of Related Series Notes, the Property Management Agreement may impose additional limitations on the Special Servicer with respect to the modification or re-leasing of leases that would result in reduced rent production in similar circumstances to the above, or may change the above limitations, in each case requiring the Special Servicer to act in accordance with the Servicing Standard and in the best interests of the Noteholders.
Section 19.Renewals, Modifications, Waivers, Amendments; Consents and Other Matters.
(a)The Issuer and the Property Manager may enter into renewals of Leases and new Leases that provide for rental rates comparable to existing local market rates and are on commercially reasonable terms. All new Leases executed after the Series Closing Date shall provide that they are subordinate to the Mortgage encumbering the applicable Property and that the lessee agrees to attorn to the Indenture Trustee or any purchaser at a sale by foreclosure or power of sale. The Property Manager and the Issuer Manager shall observe and perform the obligations imposed upon the lessor under the Leases in accordance with the Servicing Standard. The Issuer shall execute and deliver, or cause to be executed and delivered, at the request of any party hereto all such further assurances, confirmations and assignments in connection with the Leases as may be required by such party.
(b)Except as set forth herein, the Property Manager shall: (i) not (A) cause the amendment or modification, in any material respect, or termination of (other than in connection with a bona fide default by the Tenant thereunder beyond any applicable notice or grace period or with respect to the Lease Transfer Properties) any Lease; provided, however, that a reduction in rent with respect to a Lease will not be deemed to be a material modification if (1) the Monthly Lease Payment following such reduction is consistent with market prices for similar leases including offers of discounted lease rates in connection with extensions of the Lease term, (2) such reduction is in exchange for an extended lease term and (3) the Property Manager reasonably determines that such modification will not materially and adversely affect the interests of the applicable Property Owner, the Issuer or the Noteholders, (B) unless permitted by the related Lease and remitted and initiated thereunder by the related Tenant, collect rents more than one (1) month in advance (other than security deposits), or (C) execute any other Tenant assignment; and (ii) execute and deliver all such further assurances, confirmations and assignments as the Indenture Trustee shall reasonably require
(c)Notwithstanding the foregoing, the Issuer, the Property Owners, the Property Manager, the Issuer Manager and the Special Servicer may, consistent with the Servicing Standard, agree to any modification, waiver or amendment of any term of, forgive any Lease payment on, and permit the release of any related Tenant or any Lease Guarantor (and approve of a Lease Amendment without the consent of any person; provided, that (i) such Lease Amendment is entered into for a commercially reasonable purpose in an arm’s-length transaction on market terms; (ii) unless such Lease Amendment is approved by the Property Manager in accordance with the Servicing Standard, such Lease Amendment shall not cause the Monthly

DSCR to be reduced below 1.25x and (iii) in the reasonable judgment of the party agreeing to the amendment, such Lease Amendment is in the best interest of the Noteholders and (other than in connection with a Tenant default or with respect to Lease Transfer Properties) will not have an adverse effect on the Collateral Value of such Property; provided, that any such Lease Amendment (x) in connection with a Delinquent Asset or Defaulted Asset, (y) that is required by the terms of the applicable Lease or (z) with respect to which the Rating Condition is satisfied, shall not be subject to the foregoing restrictions set forth above.
(d)Any Lease Amendment (x) in connection with a bona fide default by the Tenant, (y) that is required by the terms of any Lease or is solely within any Tenant’s control, or (z) with respect to which the Rating Condition is satisfied, shall not be subject to the foregoing restrictions. The Property Manager or Special Servicer shall endeavor to cause the costs related to requesting and receiving any such Rating Condition to be paid by the Tenant; provided, that if the Property Manager or the Special Servicer is unable to cause the Tenant to pay such expenses, such expenses shall constitute an Extraordinary Expense of the Issuer. Regardless of whether any Lease Amendment is material, the Property Manager will give the Indenture Trustee prompt written notice thereof and shall indicate whether such action is being taken pursuant to the preceding sentence and upon request will deliver a copy of any documents executed in connection therewith to the Rating Agency.
(e)All modifications, waivers, amendments and other actions entered into or taken in respect of the Lease are required to be in writing. Each of the Property Manager and the Special Servicer is required to notify the other such party and the Issuer, the Issuer Manager and the Indenture Trustee, in writing, of any modification, waiver, amendment or other action entered into or taken in respect of any Lease as described above and the date thereof, and is required to deliver to the Custodian for deposit in the related Lease File an original counterpart of the agreements relating to such modification, waiver, amendment or other action promptly following the execution thereof.
(d)    None of the Issuer Manager, the Property Manager or the Special Servicer shall have any liability to the Issuer, the Indenture Trustee, the Noteholders or to any other Person if its analysis and determination that an amendment or other action contemplated by this Section 19 would not materially reduce the likelihood of timely payment of amounts due thereon, or that such Amendment or other action is reasonably likely to produce a greater recovery to the related Issuer on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in accordance with the Servicing Standard in good faith by the Issuer, the Issuer Manager, the Property Manager or the Special Servicer, as the case may be.
(f)The Property Manager and the Special Servicer each may, as a condition to its granting any request by a Tenant for a consent, modification, waiver or indulgence, require such Tenant, to the extent permitted by the applicable Lease, or, if not so permitted, the Issuer shall pay to the Property Manager or the Special Servicer, as applicable, as Additional Servicing Compensation, a reasonable or customary fee for additional services performed in connection with such request.

(g)    From time to time, subject to the Servicing Standard, the Property Manager or Special Servicer, as applicable, shall be entitled (on behalf of the Issuer and the Indenture Trustee) to release an immaterial portion of any Property that it is then administering from the lien of the Indenture and the Mortgage (and simultaneously release the Issuer’s interest in such portion of such Property) or consent to, or make, an immaterial modification with respect to any Property that it is then administering; provided, that, such Property Manager or Special Servicer shall have delivered an Officer’s Certificate to the Indenture Trustee (upon which the Indenture Trustee shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise review and with no liability therefor) that it reasonably believes that such release or modification (both individually and collectively with any other similar releases or modifications with respect to such Property) will not materially adversely affect (i) the Appraised Value of such Property or (ii) the Noteholders’ interests in such Property. Following the Indenture Trustee’s receipt of such Officer’s Certificate, the Indenture Trustee shall execute and deliver such instruments of release, transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to effect such release or modification.
Section 20.Transfer of Servicing Between Property Manager and Special Servicer; Record Keeping.
(a)Upon determining that a Servicing Transfer Event has occurred with respect to any Lease and if the Property Manager is not also the Special Servicer, the Property Manager shall immediately give notice thereof, and shall deliver the related Servicing File, to the Special Servicer, the Indenture Trustee and the Back-Up Manager and shall provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Lease and reasonably requested by the Special Servicer to the extent in Property Manager’s possession, to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Manager. The Property Manager shall use its commercially reasonable efforts to comply with the preceding sentence within five (5) Business Days of its receipt of Special Servicer’s request following the occurrence of each related Servicing Transfer Event.
(b)Upon determining that a Specially Managed Unit has become a Corrected Unit and if the Property Manager is not also the Special Servicer, the Special Servicer shall immediately give notice thereof, and shall return the related Servicing File, to the Property Manager and, upon giving such notice and returning such Servicing File, to the Property Manager, (i) the Special Servicer’s obligation to service such Lease, shall terminate (ii) the Special Servicer’s right to receive the Special Servicing Fee with respect to such Lease , shall terminate and (iii) the obligations of the Property Manager to service and administer such Lease shall resume, in each case, effective as of the first day of the following calendar month.
(c)In servicing any Specially Managed Unit, the Special Servicer shall provide to the Custodian, for the benefit of the Indenture Trustee, originals of documents included within the definition of “Lease File”, if any, for inclusion in the related Lease File (with a copy of each such original to the Property Manager), and copies of any additional related Lease information, including correspondence with the related Tenant.

(d)Notwithstanding anything in this Agreement to the contrary, in the event that the Property Manager and the Special Servicer are the same Person, all notices, certificates, information and consents required to be given by the Property Manager to the Special Servicer or vice versa shall be deemed to be given without the necessity of any action on such Person’s part.
Section 21.Sub-Management Agreements.
(a)The Property Manager, the Issuer Manager and the Special Servicer may delegate their respective management and servicing obligations in respect of the Leases and the Properties managed and serviced thereby pursuant to this Agreement to one or more Sub-Managers; provided, that each of the Property Manager, the Issuer Manager and the Special Servicer will remain liable for its servicing obligations under the Property Management Agreement as if the Property Manager or the Special Servicer, as applicable, were servicing, administering or special servicing, as applicable, such Properties and the Leases directly. Each Sub-Management Agreement must provide that, if for any reason the Property Manager, Issuer Manager or Special Servicer is no longer acting in such capacity, the Back-Up Manager, the Indenture Trustee or any successor property manager or special servicer may assume such party’s rights and obligations under such Sub-Management Agreement (arising after the date of assumption) or terminate such Sub-Management Agreement without payment of a penalty or a fee. If KeyBank assumes the role of Property Manager, KeyBank will also become the Special Servicer. If KeyBank assumes the role of the Property Manager, the Issuer Manager and the Special Servicer and is subsequently terminated as Special Servicer, KeyBank will also be terminated as Property Manager. If KeyBank assumes the role of Property Manager, the Issuer Manager and Special Servicer and is subsequently terminated as Property Manager, KeyBank will also be terminated as Special Servicer.
(b)The Property Manager, the Issuer Manager or Special Servicer will be solely liable for all fees owed by it to any Sub-Manager, irrespective of whether its compensation pursuant to this Agreement is sufficient to pay such fees. Each Sub-Manager retained hereby will be reimbursed by the Property Manager, the Issuer Manager or Special Servicer, as the case may be, for Advances that it makes, as though the Property Manager, the Issuer Manager or Special Servicer had made such Advances and to the same extent the Property Manager, the Issuer Manager or Special Servicer would be reimbursed under the Property Management Agreement.
(c)    The Property Manager and the Special Servicer, for the benefit of the Issuer, shall (at no expense to the Issuer or the Indenture Trustee) monitor the performance and enforce the obligations of their respective Sub-Managers under the related Sub-Management Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Management Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Property Manager or the Special Servicer, as applicable, in its good faith and reasonable judgment, would require were it the owner of the Properties. Subject to the terms of the related Sub-Management Agreement, the Property Manager and the Special Servicer shall each have the right to (in its sole discretion and without the consent of any other person) remove a Sub-Manager retained by it at any time it considers such removal to be in the best interests of the Issuer.
Section 22.Casualty and Condemnation.
(a)If any Property is materially damaged by casualty (an “Insured Casualty”), or if the Issuer or the applicable Property Owner receives notice of any condemnation or eminent domain proceeding (a “Condemnation”), the Issuer will give prompt notice to the Indenture Trustee, the Property Manager and the Issuer Manager and will deliver any and all related documentation to both parties.
(b)Following the occurrence of an Insured Casualty, the Issuer Manager will, in its sole discretion and in accordance with the Servicing Standard, either (i) make available or direct the Indenture Trustee to make available all proceeds received under the related property insurance policy to the related Property Owner for the purposes of restoring, repairing, replacing or rebuilding such Property to the extent required by the related Lease Documents, or (ii) deposit such proceeds into the Collection Accounts to be applied in accordance with the Indenture; provided, that Excess Proceeds will be deposited into the Release Account (the amounts specified in this clause (ii), the “Insurance Proceeds”).
(c)Following the occurrence of a Condemnation, the Issuer Manager will, in its sole discretion and in accordance with the Servicing Standard, either (i) make available or direct the Indenture Trustee to make available all proceeds received in connection with such Condemnation to the related Property Owner for the purposes of restoring, repairing, replacing or rebuilding such Property or portion thereof subject to Condemnation in accordance with the Property Management Agreement, or (ii) deposit such amounts into the Collection Accounts to be applied in accordance with the Indenture provided, that Excess Proceeds will instead be deposited into the Release Account (the amounts specified in this clause (ii), the “Condemnation Proceeds” and, together with Insurance Proceeds, the “Proceeds”, as the context may require).
(d)If the Issuer Manager directs the Indenture Trustee to make Proceeds available to the Issuer or a Property Owner, the Issuer may make available to the related Tenant or the Issuer Manager such Proceeds for the purposes of restoring, repairing, replacing or rebuilding such Property or portion thereof subject to Insured Casualty or Condemnation.
Section 23.Environmental Matters.
So long as a Property Owner owns or is in possession of each, each such Property Owner shall, or shall cause the Property Manager to, promptly notify the Indenture Trustee in writing if such Property Owner or the Property Manager receives actual notice of any Hazardous Substances other than Permitted Materials on or near each Property or if such Property Owner or the Property Manager shall receive actual notice of that any such Property is in direct violation of any Environmental Laws or if such Property Owner or the Property Manager shall receive actual notice of any condition on any such Property which violates any Environmental Laws, such Property Owner shall, or shall cause the Property Manager to, use commercially reasonable efforts to cause the cure of such violations and the removal of any Hazardous Substances that pose a threat to the health, safety or welfare of humans, as shall be reasonably required by the Property Manager in accordance with reasonable commercial lending standards and practices, at the Issuer’s sole expense. Notwithstanding anything to the contrary in this paragraph, each such Property Owner and its related Tenants may use and store Hazardous Substances at each Property if such use or storage is in connection with the ordinary operation, cleaning and maintenance of each Property so long as such use and storage is in compliance with the terms of such Lease. Nothing herein shall prevent the Issuer from recovering such expenses from any other party that may be liable for such removal or cure.
Section 24.Reports to the Issuer and the Indenture Trustee.
(a)Not later than 3:00 p.m. (New York City time), three (3) Business Days prior to each Payment Date, the Issuer Manager shall deliver to the Issuer, the Indenture Trustee and each Rating Agency a report containing the information specified on Exhibit A hereto, and such other information with respect to the Leases and Properties as the Indenture Trustee may reasonably request (such report, the “Determination Date Report”) in a mutually agreeable electronic format, reflecting as of the close of business on the last day of the related Collection Period, the information required for purposes of making the payments required by Section 2.11(b) of the Indenture and the calculations and reports referred to in Section 6.01 of the Indenture, including, but not limited to, the maturity date and the required monthly rent or loan payment of each Lease. The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Issuer Manager) provide the Issuer Manager with such information regarding the Specially Managed Units as may be necessary for the Issuer Manager to prepare each Determination Date Report and any supplemental information to be provided by the Issuer Manager to the Issuer or the Indenture Trustee. In addition, with respect to the first Payment Date with respect to any Series following the related Series Closing Date, the Determination Date Report shall include the information required for compliance with the U.S. Credit Risk Retention Rules.
(b)Not later than 3:00 p.m. (New York City time) three (3) Business Days prior to each Payment Date, the Special Servicer shall deliver to the Property Manager, the Indenture Trustee and each Rating Agency a report containing such information relating to the Specially Managed Units and in such form as is reasonably acceptable to the Special Servicer and the Indenture Trustee (such report, the “Special Servicer Report”) reflecting information as of the close of business on the last day of the immediately preceding Collection Period.
(c)Not later than the 45th day following the end of each calendar quarter, commencing with the quarter ended September 30, 2021 the Special Servicer shall deliver to the Indenture Trustee, the Rating Agencies and the Property Manager with respect to each Specially Managed Unit (A) a report containing such information and in such form as reasonably acceptable to the Special Servicer and the Indenture Trustee (such report, a “Modified Collateral Detail and Realized Loss Report”) with respect to all renewals, modifications, waivers, security deposits paid or rental concessions made pursuant to Section 19 as of such calendar quarter and (B) subject to Section 6.03 of the Indenture, upon the reasonable request of the Indenture Trustee, the Rating Agencies or the Property Manager, operating statements and other financial information collected or otherwise obtained by the Special Servicer during such calendar quarter (together with copies of the operating statements and other financial information on which it is based) to the extent such information is not prohibited from being disclosed or restricted by confidentiality under the terms of the applicable Lease Documents.
(d)Each of the Property Manager, the Issuer Manager and the Special Servicer (other than KeyBank National Association to the extent it has become the successor Property Manager, the Issuer Manager or Special Servicer) shall deliver to the Issuer and the Indenture Trustee, within sixty (60) days after the end of each of the first three calendar quarters of each year (beginning September 2021) and 120 days after the end of each calendar year (including 2021), a certification signed by one of its officers generally relating to the performance by the Property Manager, the Issuer Manager or Special Servicer of its obligations under the Property Management Agreement, or if there was a default in the fulfillment of any such obligation in any material respect, such certificate will specify such default and the nature and status thereof.
(e)To the extent KeyBank National Association has become the successor Property Manager, the Issuer Manager or Special Servicer, it shall provide an annual certification relating to the foregoing to be delivered by April 30th of each calendar year.
(f)In addition, on or before April 30th of each year, beginning April 30, 2022, each of the Property Manager, the Issuer Manager and the Special Servicer, at its expense, are required to cause a firm of independent public accountants to furnish a report to the Issuer and the Indenture Trustee containing such firm’s opinion that, on the basis of an examination conducted by such firm substantially in accordance with standards established by the American Institute of Certified Public Accountants, certain aspects of such annual certificates are fairly stated in all material respects, subject to such exceptions and other qualifications that, in the opinion of such firm, such institute’s standards require it to report.
(a)The Indenture Trustee shall have no obligations or duties (i) to monitor the Sponsor’s compliance with the U.S. Risk Retention Agreement or (ii) to verify, recalculate or confirm any of the information contained in the Determination Date Report with respect to the U.S. Risk Retention Agreement.
Section 25.Exchange of Properties.
(a)The Issuer may remove Released Assets and Exchanged Properties from the Collateral Pool in exchange for the addition of one or more Qualified Substitute Properties, to the Collateral Pool subject to the terms and provisions set forth herein and in the Indenture. No Property will constitute a Qualified Substitute Property unless, after giving effect to the transfer of such Property via the acquisition of a Qualified Substitute Property Owner Interest to the related Issuer, either (i) a Maximum Property Concentration is not exceeded, or (ii) if, prior to such substitution, an existing Maximum Property Concentration is already exceeded, the addition of such Qualified Substitute Property Owner Interest will reduce the Maximum Property Concentration or such Maximum Property Concentration will remain unchanged after giving effect to such substitution.

(b)In the event that the Issuer elects to substitute one or more Qualified Substitute Properties pursuant to this Section 25, the Property Manager shall require the Issuer to deliver to the Custodian all documents as specified in the definition of “Lease File” with respect to each Qualified Substitute Property. Monthly Lease Payments due with respect to Qualified Substitute Properties in the month of substitution shall not be part of the Collateral and will be retained by the Property Manager and remitted by the Property Manager to the Issuer on the next succeeding Payment Date. For the month of substitution, the Available Amount shall include the Monthly Lease Payment due on the Lease for the Removed Property for such month and, thereafter, the applicable Issuer designee shall be entitled to retain all amounts received in respect of such Lease. On or prior to the effective date of any such substitution, the Property Manager shall deliver to the Custodian and the Issuer an amended Lease Schedule reflecting the addition to the Collateral of each new Qualified Substitute Property and related Lease and the removal from the Collateral of each Removed Property and related Lease. Upon such substitution, each Qualified Substitute Property shall be subject to the terms of this Agreement in all respects, and the Issuer shall be deemed to have made the representations and warranties contained in Section 2.20 of the Indenture with respect to each Qualified Substitute Property.
(c)The Issuer shall effect such substitution by having each Qualified Substitute Property, which may include Replacement Properties acquired by the Issuer pursuant to a Master Exchange Agreement, by distributing or otherwise transferring the Removed Property to its members and delivering to and depositing with the Custodian (i) the deed and any other transfer documents transferring such Qualified Substitute Property, (ii) the deed and any other transfer documents transferring such Removed Property to the Issuer’s members, or the entity purchasing the Removed Property, (iii) the Lease Files for such Qualified Substitute Properties together with Opinions of Counsel, all of which shall meet the Lease File requirements for such Qualified Substitute Property, and (iv) an Officer’s Certificate certifying that all of the taxes (including transfer taxes with respect to Qualified Substitute Property) in connection with the acquisition of the Qualified Substitute Property, and the transfer of the Removed Property have been paid.
(d)Upon receipt of an Officer’s Certificate from the Property Manager or the Issuer to the effect that all requirements with respect to any substitution pursuant to the foregoing terms of this Section 25 have been satisfied, which Officer’s Certificate shall be furnished by the Property Manager upon becoming appropriate, and upon which the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify, (i) the Indenture Trustee shall release or cause to be released to the Issuer’s designee the related Lease File for the Removed Property and (ii) each of the Indenture Trustee, and the Issuer shall execute and deliver such instruments of release, transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Issuer’s designee the ownership of the Removed Property and the related Lease and to release any Mortgage or other lien or security interest in such Removed Property or the related Lease. In connection with any such release or transfer, the Special Servicer shall deliver the related Servicing File to the Issuer’s designee. Simultaneously with any substitution made pursuant to this Section 25, the Issuer shall distribute the Removed Property and Lease to its members or transfer the Removed Property and Lease to a third party purchaser.

(e)Any Release Price received by the Issuer in connection with the release of a Released Property or related Property Owner Membership Interest pursuant to this Section 25 or the other terms and provisions of this Agreement shall first be deposited into the Release Account and, after payment of any unreimbursed Extraordinary Expenses, Advances (plus Advance Interest thereon) and Emergency Property Expenses related to such Released Property and the expenses related to such release, shall either (i) be applied by the Issuer to acquire a Qualified Substitute Property, within twelve months following the related release or (ii) be deposited as Unscheduled Proceeds into the Collection Account to be paid as Unscheduled Principal Payments on the related Payment Date. Any amounts remaining in the Release Account related to such a Release and following such twelve month period will be transferred as Unscheduled Proceeds into the Collection Account and applied as Unscheduled Principal Payments on the following Payment Date. Notwithstanding the foregoing, during the continuance of an Early Amortization Period, all amounts on deposit in the Release Account will be transferred as Unscheduled Proceeds into the Collection Account and applied as Unscheduled Principal Payments, after payment of Collateral Pool Expenses in accordance with Section 2.11(b) of the Indenture, on the Payment Date following the occurrence of such Early Amortization Period.
(f)No exchange or release of a Property may occur if an Early Amortization Period would commence as a result of such exchange or release.
(g)In certain cases, a Qualified Substitute Property may be added to the Collateral Pool prior to the removal of the related Exchanged Asset. In addition, a Qualified Substitute Property may be added to the Collateral Pool prior to the payment of the related Release Price, so long as all of the requirements set forth in this Section 25 are completed.
(h)The Issuer shall (i) no later than  one hundred twenty (120) days after the Series Closing Date, cause the Property owned by ARCP SS North Kingstown RI, LLC to be removed from the Collateral Pool by the Issuer Manager or an Affiliate thereof and (ii) within twelve (12) months of following the removal described in clause (i) above and deposit of the Release Price in the Release Account, in accordance with Section 25(e)(i), cause a Qualified Substitute Property to be added to the Collateral Pool and the Property Owner with respect to such Qualified Substitute Property to join the Property Owner Guaranty with respect to such Property, the failure of which shall cause application of such Release Price in accordance with Section 25(e)(ii). Upon deposit of the Release Price in the Release Account following the removal described in clause (i) above, the lien of the related Mortgage shall be released and such Mortgage discharged, such Property Owner shall be released from the Property Owner Guaranty and such Property shall be deemed to be a Released Property.
Section 26.Sale Pursuant to Third Party Purchase Option.
(a)If any Person shall exercise its Third Party Purchase Option prior to the Rated Final Payment Date, the Issuer shall, simultaneously with the transfer of the applicable Property pursuant to the Third Party Purchase Option, deposit the Third Party Option Price into the Release Account, and upon receipt of an Officer’s Certificate from the Issuer Manager or the

Issuer to the effect that such deposit has been made (which the Issuer Manager shall deliver to the Indenture Trustee and the Issuer promptly upon such deposit being made and upon which Officer’s Certificate the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify), the Indenture Trustee shall release to the Issuer or its designee the related Lease File and execute and deliver such instruments of release, transfer or assignment, in each case without recourse, that shall be provided by the Issuer or the Property Manager and reasonably necessary to release the subject Mortgage and the other liens and security interests in such Property and the related Lease.
(b)After such release, the released Property shall not be deemed to be a Property (except for the purposes of obligations under the Transaction Documents that are expressly provided to survive repayment in full of the Notes and satisfaction of the Mortgage).
Section 27.Transfer of Lease to New Property. In the event a Tenant under a Lease requests that such Lease be modified to apply to a different Property (the “Lease Transfer Property”) owned by such Tenant or substituted for a Lease on a different Property owned by such Tenant, the related Property Owner may, with the approval of the Property Manager or the Special Servicer, as applicable, to the extent permitted under the subject Lease or imposed by the Property Manager, approve such transfer. Each of the Property Manager, the Special Servicer and the applicable Property Owner has covenanted that it will not give its consent to a transfer unless: (i) the substituted property is a Qualified Substitute Property or the substituted Property Owner Membership Interest is a Qualified Substitute Property Ownership Interest; (ii) all Advances, Extraordinary Expenses and Emergency Property Expenses related to the Property being transferred are reimbursed; (iii) such Lease will not be treated as a new Lease but instead will be treated as a modification of the original Lease; and (iv) the conditions under which consent is granted comply with the original Lease. Such Qualified Substitute Property will be included in the Collateral Pool and pledged to the Indenture Trustee to secure the Notes. Upon the Indenture Trustee’s receipt of an Officer’s Certificate from the Property Manager or the Special Servicer to the effect that such modification or substitution has been completed in accordance with the terms hereof (which shall include a certification that such Property Owner has executed and delivered a Mortgage with respect thereto to the Indenture Trustee) (upon which Officer’s Certificate the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify) the Indenture Trustee shall execute and deliver such instruments of release, transfer or assignment, in each case without recourse, as shall be provided to it by the Issuer and are reasonably necessary to release any lien or security interest in the original Property and related Lease, whereupon such original Property shall be free and clear of the lien of the Indenture and any Mortgage and the other Transaction Documents. Any proceeds of such sale, transfer or other disposition shall not constitute part of the Collateral and shall not be deposited in the Collection Account or the Release Account.
Section 28.Release of Property by a Property Owner.
(a)The applicable Property Owner shall have the right to have released from the lien of the related Mortgage and the Indenture any Property and related Leases (following such release, a “Released Property”) by depositing in the Release Account an amount equal to the

Release Price in immediately available funds for the Released Property. Upon the Indenture Trustee’s receipt of an Officer’s Certificate by the applicable Property Owner or Property Manager certifying that all conditions set forth herein have been satisfied have been satisfied, the Indenture Trustee shall release to such Property Owner or its designee the related Lease File and execute and deliver such instruments of release, transfer or assignment, in each case without recourse, that shall be provided to it by the Issuer and are reasonably necessary to release any Mortgage or other lien or security interest in such Property and the related Lease.
(b)No sale of a Property to a third party may occur if an Early Amortization Period would occur as a result of such purchase.
Section 29.Terminated Lease Property. The Issuer may remove a Terminated Lease Property from the Collateral Pool in exchange for the applicable Release Price or one or more Qualified Substitute Properties or have the Property Owner Membership Interests with respect to a related Terminated Lease Property released by the Issuer in exchange for the applicable Release Price or one or more Qualified Substitute Property Owner Interests pursuant to the provisions of Section 25.
Section 30.Risk-Based Substitution. The Issuer or any Co-Issuer may cause a Property Owner to with respect to a Lease, remove a Property Owner Membership Interest from the Issuer Collateral Pool, or cause the Property Owner to remove a Property from the Collateral Pool in exchange for the addition of one or more Qualified Substitute Property Owner Interests to the Issuer Collateral Pool or Qualified Substitute Properties to the Collateral Pool; provided, that: (i) the remaining term to maturity of the related Lease is less than three (3) years from the date of the proposed substitution and the Property Manager, in accordance with the Servicing Standard, determines that there is a reasonable risk of non-renewal of such Lease (“Non-Renewal Risk”); (ii) based on written communications from the Tenant under such Lease, the Property Manager, in accordance with the Servicing Standard, determines that there is a Non-Renewal Risk; (iii) the applicable Property Owner has received from the Tenant under the related Lease for such Property written notice of the non-renewal of such Lease; or (iv) the Property Manager, in accordance with the Servicing Standard, determines that there is a reasonable risk of monetary default by the Tenant under such Lease (any substitution related to clauses (i), (ii), (iii) or (iv) herein, a “Risk-Based Substitution”).
Section 31.Disposition Period. During the Disposition Period, the Property Manager will be required to utilize efforts consistent with the Servicing Standard to cause all of the Properties and related Leases to be released from the Collateral Pool or Property Owner Membership Interests released from the Issuer Collateral Pool prior to the Rated Final Payment Date by receiving payment of the Release Price for such Properties and related Leases through the sale of such Properties and related Leases.
Section 32.Qualified Deleveraging Event. In connection with an Early Refinancing Prepayment as permitted pursuant to the terms of any applicable Series Supplement, the Issuer may release Properties with an aggregate Allocated Loan Amount not to exceed the Qualified Release Amount; provided, however, that the maximum Early Refinancing Prepayments permitted to be made is an amount equal to (A) thirty-five percent (35%) of the Initial Principal Balance of the Notes, minus (B) the aggregate amount of Early Refinancing Prepayments and Unscheduled Principal Payments made on the Notes from Allocated Release Amounts since the Series Closing Date.
Section 33.Series Collateral Release.
(a)Subject to any additional requirements set forth in any applicable Series Supplement, the Issuer may remove a Property from the Collateral Pool in connection with a Series Collateral Release. Any Series Collateral Release Price received in connection with a Series Collateral Release will be deposited into the Collection Account and applied by the Indenture Trustee on the date of such Series Collateral Release, to prepay in full one or more Series of notes as designated by the Issuer in accordance with Section 7.01 of Indenture and the related Series Supplement. Any excess proceeds remaining after prepaying such Series will be remitted to the Release Account as a Release Price.
(b)After such release, the released Property shall not be deemed to be a Property (except for the purposes of obligations under the Transaction Documents that are expressly provided to survive repayment in full of the Notes and satisfaction of the Mortgage).
(c)No Series Collateral Release shall occur unless the release of such Released Properties (i) shall not trigger an Indenture Event of Default or Early Amortization Period (including but not limited to the Issuer’s obligations to maintain the 3-month Average DSCR), (ii) shall result in the Rating Condition being satisfied and (iii) shall not cause a Maximum Property Concentration to be exceeded (or if, prior to such release, an existing Maximum Property Concentration is already exceeded, the release of such Released Properties will reduce the Maximum Property Concentration or such Maximum Property Concentration will remain unchanged after giving effect to such release).
(d)Any Series Collateral Release Prices that are required to be transferred from the Collection Account to the Release Account pursuant to the Indenture shall be treated as “Release Price” and applied in accordance with Section 25(e).
(e)In connection with a release of Properties pursuant to Section 33(a), upon the Indenture Trustee’s receipt of an Officer’s Certificate by the Issuer or Property Manager, upon which the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify, certifying that all conditions set forth herein have been satisfied, upon which the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify, the Indenture Trustee shall release to the Issuer or its designee the related Lease File and execute and deliver such instruments of release, transfer or assignment, in each case without recourse, that shall be provided to it by the Issuer and are reasonably necessary to release any Mortgage or other lien or security interest in such Property and the related Lease from the lien of the Indenture.
Section 34.Like-Kind Exchange. In accordance with the terms of the applicable Master Exchange Agreement, the following restrictions shall apply:

(a)Property Manager shall instruct the Indenture Trustee to, and the Indenture Trustee shall, establish and maintain the Exchange Account, in the name of the Qualified Intermediary that shall be administered and operated as provided in the Master Exchange Agreement and the Escrow Agreement. The Exchange Account shall be an Eligible Account. If the Exchange Account is not maintained in accordance with this Section 34, and the Indenture Trustee has received written notice thereof pursuant to the Escrow Agreement, then the Indenture Trustee and the Qualified Intermediary shall establish a new Exchange Account that complies with this Section 34 and transfer into the new Exchange Account all funds from the non-qualifying Exchange Account. The funds held in the Exchange Account may be held as cash or invested in Permitted Investments in accordance with the Escrow Agreement.
(b)Subject to the limitations set forth in Section 28, the Issuer shall have the right to have released from the lien of the related Mortgage and the Indenture a Released Property for the purposes of consummating an Exchange in accordance with the terms of the Master Exchange Agreement. In connection with a release of Properties pursuant to this Section 34, upon the Indenture Trustee’s receipt of an Officer’s Certificate by the Issuer or the Property Manager certifying that all conditions set forth herein have been satisfied, upon which the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify, the Indenture Trustee shall release to the Issuer or its designee, which may include the Qualified Intermediary, the related Lease File and execute and deliver such instruments of release, transfer or assignment, in each case without recourse, that shall be provided to it by the Issuer and are reasonably necessary to release any Mortgage or other lien or security interest in such Property and the related Lease from the lien of the Indenture.
(c)Any Replacement Property acquired by a Property Owner pursuant to the Master Exchange Agreement, or any related Property Owner Membership Interest acquired by the Issuer, shall satisfy the criteria set forth in the definition of “Qualified Substitute Property”.
(d)No Property Owner may transfer a Released Property to the Qualified Intermediary pursuant to this Section and the Master Exchange Agreement unless:
(i)the Escrow Agreement is in effect;
(ii)no Early Amortization Period or DSCR Sweep Period has occurred and is continuing or would result from the making of such transfer;
(iii) such transfer is permitted pursuant to the terms of the Property Management Agreement, including, but not limited to, the satisfaction of criteria related to Qualified Substitute Properties and Released Properties; and
(iv)the representations and warranties of the Qualified Intermediary (or any parent thereof party to the Master Exchange Agreement, if applicable) in the Master Exchange Agreement are true and correct on and as of such date.

(e)The Relinquished Property Proceeds deposited into the Exchange Account in connection with the sale or disposition of a Relinquished Property shall be an amount equal to or greater than the Fair Market Value of such Relinquished Property.
(f)Relinquished Property Proceeds transferred from the Exchange Account to the Release Account pursuant to the Escrow Agreement shall be applied in accordance with Section 13(b).
(g)Any Replacement Property acquired by a Property Owner pursuant to the Master Exchange Agreement shall constitute Collateral and become subject to the lien of the Indenture in accordance with the terms thereof.
(h)To the extent that the Master Exchange Agreement or the Escrow Agreement requires the Property Manager or the Issuer to provide written instruction to the Escrow Agent directing the transfer of Relinquished Property Proceeds from the Exchange Account to the Release Account, the Property Manager or the Issuer, as applicable, shall promptly deliver such written instruction in accordance with the terms of the Master Exchange Agreement and the Escrow Agreement; provided, that in no event shall Additional Subsidies be transferred from the Exchange Account to the Release Account.
Section 35.Exchange Reserve Account.
(a)In connection with any Exchange Program established pursuant to a Master Exchange Agreement, the Issuer Manager shall instruct the Indenture Trustee to, and the Indenture Trustee shall, establish and maintain an Exchange Reserve Account. The Exchange Reserve Account shall be an Eligible Account. Initially, the Exchange Reserve Account bank shall be Citibank, N.A. If the Exchange Reserve Account is not maintained in accordance with this Section 35, then the Property Manager shall, within five (5) Business Days of obtaining knowledge of such fact, provide written notice to the Indenture Trustee, and, upon receipt of such notice, the Indenture Trustee shall establish a new Exchange Reserve Account that complies with this Section 35 and transfer into the new Exchange Reserve Account all funds from the non-qualifying Exchange Reserve Account. With respect to each such Exchange, the Issuer Manager shall deposit or cause to be deposited into the Exchange Reserve Account, Exchange Cash Collateral in accordance with this Section 35.
(b)To the extent the Issuer Manager deposits any proceeds into the Exchange Account, the Issuer will only be required to deposit Excess Exchange Amounts into the Exchange Reserve Account. Any such funds deposited in the Exchange Reserve Account shall be an obligation of the Issuer and shall not constitute an Advance by the Issuer Manager. In the event Release Proceeds are deposited into the Exchange Account in connection with the Exchange Program, the Issuer Manager will be required to deposit into the Exchange Reserve Account only an amount in excess of the Exchange Threshold (any such amount deposited into the Exchange Reserve Account, the “Exchange Cash Collateral”)
(c)At any time that the Excess Exchange Amounts are below the Exchange Threshold, the Indenture Trustee shall transfer all of the Exchange Cash Collateral to the Issuer

Manager; provided, that the Issuer Manager has delivered an Officer’s Certificate to the Indenture Trustee, upon which the Indenture Trustee shall be permitted to fully rely and shall have no liability for so relying without any obligation to confirm or verify, certifying that the Excess Exchange Amounts have been reduced below the Exchange Threshold; provided, further that if an Early Amortization Period is in effect, all amounts on deposit in the Exchange Reserve Account shall be immediately transferred as Unscheduled Proceeds to the Collection Account and applied as Unscheduled Principal Payments on the Payment Date following the commencement of such Early Amortization Period.
Section 36.Termination. The respective obligations and responsibilities under this Agreement of the Property Manager, the Issuer Manager, the Special Servicer, the Back-Up Manager and the Issuer shall terminate upon the satisfaction of the indebtedness evidenced by the Notes, whereupon the Indenture Trustee shall execute and deliver to the Issuer such instruments of release, transfer or assignment, in each case without recourse, as shall be provided to it by the Issuer and reasonably necessary to release any lien or security interest in the subject Properties and Leases.
Section 37.Servicer Replacement Events. (a) “Servicer Replacement Event” wherever used herein with respect to the Property Manager, the Issuer Manager or Special Servicer, means any one of the following events:
(i)any failure by any of the Property Manager, the Issuer Manager or the Special Servicer to remit to Collection Account, the Release Account or the Payment Account (or to the Indenture Trustee for deposit into the Payment Account) any amount as and when required to be so remitted pursuant to the terms of this Agreement or the Indenture, which failure remains unremedied for two (2) business days after the earlier of (x) the date on which notice of such failure, requiring the same to be remedied, is given to the Property Manager, the Issuer Manager or Special Servicer, as applicable, by the Indenture Trustee or (y) actual knowledge of such failure by the Property Manager, the Issuer Manager or Special Servicer, as applicable;
(ii)the Agreement two (2) Payment Dates in a row or a total of four (4) times since the initial Series Closing Date;
(iii)the Issuer Manager fails to make any Property Protection Advance as required by the Indenture or this Agreement, which failure remains unremedied for four (4) Business Days following the date on which the Issuer Manager receives of notice of (or obtains actual knowledge of) any such failure (2) Payment Dates in a row or a total of four (4) times since the initial Series Closing Date;
(iv)any Sponsor fails to make any P&I Advance as required by the Indenture or this failure on the part of the Property Manager, the Issuer Manager or the Special Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Property Manager, the Issuer Manager or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or such longer period as is reasonably required to cure the subject matter provided that (A) the Property Manager or the Special Servicer shall diligently prosecute such cure, (B) such extended cure period does not have a material adverse effect on the Issuer, the Noteholders or the Properties and (C) such longer period shall not exceed sixty (60) days) after the date on which written notice of such failure requiring the same to be remedied, shall have been given to the Property Manager, the Issuer Manager and the Special Servicer by any other party to this Agreement or the Property Manager, the Issuer Manager or the Special Servicer otherwise has notice of such failure;
(v)any breach on the part of the Property Manager, the Issuer Manager or the Special Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of the Issuer, which remains unremedied for five (5) days after the earlier of the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Property Manager, the Issuer Manager and the Special Servicer by any other party hereto or the Property Manager or Special Servicer becomes aware of any such breach; provided, however, that if the breach is capable of being cured and the Property Manager, the Issuer Manager or Special Servicer is diligently pursuing such cure, the five (5) day period will be extended for fifteen (15) days;
(vi)there shall have been commenced before a court or agency or supervisory authority having jurisdiction an involuntary proceeding against the Property Manager, the Issuer Manager or the Special Servicer under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, which action shall not have been dismissed for a period of ninety (90) days; provided, that if any decree or order cannot be discharged, dismissed or stayed within the 90-day period, the Property Manager, the Issuer Manager or Special Servicer will have an additional thirty (30) days to effect the discharge, so long as it commenced proceedings to have the decree or order dismissed within the initial 90-day period and it is continuing to pursue the discharge;
(vii)either the Property Manager, the Issuer Manager or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property;
(viii)either the Property Manager, the Issuer Manager or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors;

(ix)either the Property Manager, the Issuer Manager or the Special Servicer assigns any of its obligations hereunder to any third party other than as permitted under this Agreement or any other Transaction Document and does not remedy such breach within five (5) days of such assignment;
(x)any of the Property Manager, the Issuer Manager or the Special Servicer fails to observe reporting requirements, which failure remains unremedied for five (5) days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Property Manager, the Issuer Manager and the Special Servicer; provided, that with respect to the delivery of the Determination Date report, such period shall be for one (1) day after such notice;
(xi)CIM Group, LLC or an affiliate thereof shall (x) cease to control the Property Manager without the consent of the Requisite Global Majority or (y) shall cease to manage the assets of Sponsor;
(xii)an Indenture Event of Default under clauses (a), (b), (c), (f), (g) or (j) of such definition shall have occurred;
(xiii)any other Indenture Event of Default, other than an Indenture Event of Default under clauses (a), (b), (c), (f), (g) or (j) of such definition, shall have occurred and the Indenture Trustee shall have accelerated the Notes; or
(xiv)the Monthly DSCR shall be less than 1.10x for three (3) consecutive Payment Dates and such reduction in Monthly DSCR is reasonably determined by the Back-Up Manager (unless the Back-Up Manager is then serving as Property Manager, Issuer Manager or Special Servicer) or the Requisite Global Majority to be primarily attributable to acts or omissions of the Property Manager, provided, however, no more than one time since the initial Series Closing Date, to the extent that such act or omission occurred as a consequence of extraordinary events outside the control of the Property Manager, such acts or omissions shall be deemed not to be a Servicer Replacement Event as described in this clause (xiv).
(b)When a single entity acts as Property Manager and Special Servicer, a Servicer Replacement Event in one capacity shall constitute a Servicer Replacement Event in each capacity; provided, however, that, subject to this Section 37, the Issuer, the Indenture Trustee and the holders of the Notes may at their option elect to terminate the Property Manager or the Special Servicer in one or the other capacity rather than both such capacities. A Servicer Replacement Event with respect to either the Property Manager or the Issuer Manager, respectively, shall constitute a Servicer Replacement Event for the Issuer Manager or the Property Manager, respectively. Each of the Property Manager, the Issuer Manager and the Special Servicer will notify the Indenture Trustee and the Back-Up Manager in writing of the occurrence of a Servicer Replacement Event or an event that, with the giving of notice or the expiration of any cure period, or both, would constitute a Servicer Replacement Event promptly upon obtaining knowledge thereof.

Section 38.Appointment of Successor Servicer. (a) Upon the occurrence and continuance of a Servicer Replacement Event (other than under clauses (ii) or (iii) of the definition thereof) with respect to the initial Property Manager, the initial Issuer Manager or the initial Special Servicer (in either case, the “Defaulting Party”), the Indenture Trustee will deliver a notice in writing to the Noteholders (with a copy of such notice to the Defaulting Party) advising the Noteholders of their right to approve the removal of the Defaulting Party in accordance with the Property Management Agreement and the Indenture or to waive such Servicer Replacement Event. In the event that the Noteholders representing the Requisite Global Majority have either approved of the removal of the Defaulting Party in accordance with the Property Management Agreement and the Indenture or not waived the occurrence of such Servicer Replacement Event within thirty (30) days of such notice, the Indenture Trustee will cause such Defaulting Party to be immediately replaced with the Back-Up Manager and terminate all of the rights and obligations of the Defaulting Party. Upon the occurrence of a Servicer Replacement Event under clause (ii) or (iii) of the definition thereof, with respect to a Defaulting Party, the Indenture Trustee shall immediately terminate such Defaulting Party and replace it with the Back-Up Manager. When a single entity acts as Property Manager, the Issuer Manager and Special Servicer, a Servicer Replacement Event in one capacity shall constitute a Servicer Replacement Event in each capacity; provided, however, that, the Indenture Trustee shall upon direction from the Requisite Global Majority elect to terminate the Property Manager, the Issuer Manager or the Special Servicer in one or the other capacity rather than all such capacities.
Except as provided in the immediately preceding paragraph, upon the occurrence of a Servicer Replacement Event with respect to the Property Manager, the Issuer Manager or the Special Servicer, the Indenture Trustee (i) may (with the consent of the Requisite Global Majority) and (ii) shall at the direction of the Requisite Global Majority cause the Property Manager, the Issuer Manager or the Special Servicer to be replaced with a successor Property Manager (the “Successor Property Manager”), a successor Issuer Manager (the “Successor Issuer Manager”) or a successor Special Servicer (the “Successor Special Servicer”).
(b)From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Issuer (other than as a holder of any Note or Property Owner Membership Interest) or the Leases or Properties or otherwise, shall pass to and be vested in the Back-Up Manager pursuant to and under this Section 38, and, without limitation, the Back-Up Manager is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Leases, Properties and related documents, or otherwise.
(c)The appointment of a Successor Property Manager, Successor Issuer Manager or Successor Special Servicer will be subject to, among other things, (i) the satisfaction of the Rating Condition and (ii) the written agreement of the Successor Property Manager, Successor Issuer Manager or Successor Special Servicer to be bound by the terms and conditions of this

Agreement, together with an Opinion of Counsel regarding the enforceability of such agreement. Subject to the foregoing, any person, including any holder of Notes or Property Owner Membership Interests or any Affiliate thereof, may be appointed as the Successor Property Manager, Successor Issuer Manager or Successor Special Servicer.
(d)In the event that a Successor Property Manager, Successor Issuer Manager or Successor Special Servicer has failed to assume the responsibilities of the Property Manager, Issuer Manager or Special Servicer as provided in this Agreement within thirty (30) days of written notice of termination of the Property Manager, Issuer Manager or Special Servicer, as applicable, the Back-Up Manager will be all of the Property Manager, the Issuer Manager and the Special Servicer, under this Agreement; provided, however, that the Issuer will have the right to replace the Back-Up Manager acting as Property Manager, Issuer Manager or Special Servicer without cause upon thirty (30) days’ written notice. If KeyBank is terminated as the Property Manager, Issuer Manager or Special Servicer under this Agreement, such termination shall be deemed to automatically terminate KeyBank as the Property Manager, the Issuer Manager, the Special Servicer and the Back-Up Manager, as applicable. In addition, if the Back-Up Manager, as Property Manager, Issuer Manager or Special Servicer makes any Advances or incurs any other expenses in accordance with the terms and provisions of this Agreement, any Successor Property Manager will be required to reimburse the Back-Up Manager, as predecessor Property Manager, predecessor Issuer Manager or predecessor Special Servicer, for such Advances and other expenses incurred in accordance with the terms and provisions of this Agreement as a condition to its appointment as successor Property Manager.
(e)Each of the Property Manager, the Issuer Manager and the Special Servicer agrees that, if it is terminated pursuant to this Section 38, it shall promptly (and in any event not later than ten (10) days subsequent to its receipt of the notice of termination) provide the Indenture Trustee and Back-Up Manager with all documents and records in its possession requested thereby to enable the Back-Up Manager (or such other applicable successor) to assume the Property Manager or Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Back-Up Manager (or such other applicable successor) in effecting the termination of the Property Manager’s, Issuer Manager’s or Special Servicer’s, as the case may be, responsibilities and rights hereunder, including the transfer within two (2) Business Days to the Back-Up Manager (or such other applicable successor) for administration by it of all cash amounts that shall at the time be or should have been credited by the Property Manager, the Issuer Manager or the Special Servicer to the Collection Account or thereafter be received by or on behalf of it with respect to any Lease or Property (provided, however, that the Property Manager, the Issuer Manager and the Special Servicer each shall, if terminated pursuant to this Section 38, continue to be obligated for or entitled to pay or receive all costs in connection with such transfer and all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise). In the event any Advances made by the Issuer Manager shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied first entirely to Advances made by the Indenture Trustee (and the accrued and unpaid interest thereon) until such Advances made by the Indenture Trustee (and the accrued and unpaid interest thereon) shall have been repaid in full, then to Advances made by the Back-up Manager (and the accrued and unpaid interest thereon) until such Advances made by the Back-up Manager (and the accrued and unpaid interest thereon) shall be been repaid in full, and then the Issuer Manager (and the accrued and unpaid interest thereon). Any costs or expenses in connection with any actions to be taken by the Property Manager, Issuer Manager or Special Servicer pursuant to this paragraph shall be borne by the Property Manager, Issuer Manager or Special Servicer, as the case may be, and to the extent not paid by such defaulting party, such expense shall be borne by the Issuer and paid from amounts distributed pursuant to Section 2.11(b) of the Indenture. In the event that the Back-Up Manager cannot serve, the Indenture Trustee may designate a Person to serve as Back-Up Manager hereunder to replace any Property Manager, Issuer Manager or Special Servicer that has resigned or otherwise ceased to serve as Property Manager, Issuer Manager or Special Servicer. The Indenture Trustee shall so designate a Person to so serve by the delivery to the Issuer, the Property Manager, Issuer Manager and the existing Special Servicer of a written notice stating such designation.
Section 39.Back-Up Manager.
(a)The Back-Up Manager shall maintain current servicing records and systems concerning the Properties and the Leases in order to enable it to timely and efficiently assume the responsibilities of the Property Manager, Issuer Manager or Special Servicer in accordance with the Servicing Standard and otherwise in accordance with the terms and conditions of this Agreement.
(b)Subject to Section 38, following a Servicer Replacement Event, the Property Manager shall arrange for the delivery to the Back-Up Manager of all of the Servicing Files, which Servicing Files shall contain sufficient data to permit the Back-Up Manager to assume the duties of the Property Manager, Issuer Manager or Special Servicer hereunder without delay. Subject to Section 38, following the Servicer Replacement Event with respect to the Special Servicer, the Special Servicer shall arrange for the delivery to the Back-Up Manager of each of the Servicing Files for any Specially Managed Unit, which Servicing Files shall contain sufficient data to permit the Back-Up Manager to assume the duties of the Special Servicer hereunder without delay. If KeyBank is the Back-Up Manager, (i) any appointment of Back-Up Manager as Property Manager, Issuer Manager or Special Servicer shall be deemed to be an appointment of Back-Up Manager as each of Property Manager, Issuer Manager and Special Servicer and (ii) in the event KeyBank is terminated as Property Manager, Issuer Manager or Special Servicer, KeyBank shall automatically be terminated as Property Manager, Issuer Manager and Special Servicer. In the event KeyBank is terminated as Sub-Manager under the Sub-Management Agreement, it shall automatically be terminated as Property Manager, Issuer Manager, Special Servicer and Back-Up Manager, as applicable.
(c)Subject to Section 38, following a Servicer Replacement Event, the Back-Up Manager shall use reasonable efforts to diligently complete the physical transfer of servicing from the terminated Property Manager, Issuer Manager or Special Servicer with the cooperation of such Defaulting Party. From and after the date physical transfer of servicing is completed (the “Back-Up Servicing Transfer Date”), the Back-Up Manager shall service or specially service the Properties and the Leases in accordance with the provisions of this Agreement with all the rights and obligations of the Property Manager, Issuer Manager and the Special Servicer and shall have no liability or responsibility with respect to any obligations of each Defaulting Party, arising or accruing prior to the Back-Up Servicing Transfer Date. The Issuer, if it determines in its reasonable discretion that enforcement rights or remedies are available to the Noteholders against the terminated Property Manager, Issuer Manager or Special Servicer and it is prudent under the circumstances to enforce such rights, agree to enforce their rights under this Agreement against the terminated Property Manager, Issuer Manager or Special Servicer, including any rights they have to enforce each Defaulting Party’s obligation to fully cooperate in the orderly transfer and transition of servicing and otherwise comply with the terms of this Agreement. In the event that the Back-Up Manager discovers or becomes aware of any errors in any records or data of each Defaulting Party which impairs its ability to perform its duties hereunder, the Back-Up Manager shall notify the Issuer and the Indenture Trustee in writing of such errors and shall, at each Defaulting Party’s expense (or, if not paid by such party, as a Property Protection Advance) and upon the Issuer’s direction, undertake to correct or reconstruct such records or data.
(d)From and after the date of this Agreement until the Back-Up Servicing Transfer Date, the Property Manager shall provide or cause to be provided to the Back-Up Manager on or before the 20th day of each month, in electronic form, a complete data tape of the Lease Schedule and such other information as the Issuer may reasonably deem necessary, including all information necessary to determine the Release Price, and shall make available to the Back-Up Manager a copy of each Determination Date Report. In addition, the Property Manager shall provide all other documents and materials as are reasonably requested by the Back-Up Manager. The Back-Up Manager will perform an initial comprehensive data integrity review and a monthly review of this information to determine whether it provides adequate information to enable the Back-Up Manager to perform its obligations hereunder as the Back-Up Manager. To the extent that the Back-Up Manager determines within ten (10) calendar days of its receipt of such information that such information is inadequate for the Back-Up Manager to perform its obligations as the Back-Up Manager, the Back-Up Manager will provide prompt written notice to the Issuer, the Indenture Trustee and the Property Manager identifying any deficiencies in such information that do not enable the Back-Up Manager to perform its obligations as the Back-Up Manager. The Property Manager shall use its best efforts to provide any such deficient information to the Back-Up Manager within ten (10) calendar days of receipt of such notice from the Back-Up Manager.
(e)Within ten (10) Business Days of the date of receipt from the Property Manager, the Back-Up Manager shall, in order to understand the purpose of each data field (and the interrelationships among such data fields), review the form of Determination Date Report in the form agreed to by the Issuer Manager, the Indenture Trustee and the Back-Up Manager. Provided the data in the Determination Date Report is in a format readable by the Back-Up Manager, the Back-Up Manager shall create a set of conversion routines and database mapping programs, as necessary, that will enable the Back-Up Manager to (i) receive such data from the Property Manager on a monthly basis and to ensure that the data is readable, and (ii) independently generate such Determination Date Reports following the Back-Up Servicing Transfer Date; provided, however, that the Back-Up Manager shall have no obligations with respect to the information contained in the Determination Date Report with respect to the U.S. Risk Retention Agreement.
(f)On a monthly basis, the Back-Up Manager shall (x) verify receipt of the Determination Date Report required to be delivered by the Issuer Manager, and (y) verify that such records and data are in a readable format.
(g)The Back-Up Manager may resign from its obligations under this Agreement (i) pursuant to the terms and provisions of Section 44, and (ii) other than in connection with a resignation under the last paragraph of Section 44, if the Back-Up Manager identifies a successor back-up manager who agrees to undertake the obligations of the Back-Up Manager under this Agreement and provides the Indenture Trustee with written confirmation of satisfaction of the Rating Condition.
Section 40.Additional Remedies of the Issuer and the Indenture Trustee upon a Servicer Replacement Event. During the continuance of any Servicer Replacement Event, so long as such Servicer Replacement Event shall not have been remedied, in addition to the rights specified in Section 37, the Issuer shall have the right, and the Indenture Trustee shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies of the holders of the Property Owner Membership Interests and the Notes (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Replacement Event.
Section 41.Term of Service; Property Manager and Special Servicer Not to Resign.
(a)The Issuer may, upon written consent by the Indenture Trustee acting at the direction of the Requisite Global Majority, and written notice (without any requirement of consent) to the Property Manager, the Issuer Manager and the Special Servicer, transfer the servicing duties and obligations of the Property Manager, the Issuer Manager and the Special Servicer to a new servicer; provided, that if the Indenture Trustee shall not have received the consent of the Requisite Global Majority within four (4) months after the making of such request, such consent shall be deemed granted unless the consent is not approved by the Requisite Global Majority. The Indenture Trustee’s written consent to any such transfer shall be contingent upon receipt by the Indenture Trustee, upon not less than fifteen (15) Business Days’ notice by the Issuer to the Rating Agency, of written confirmation from: (1) the Rating Agency that such appointment will not adversely affect the higher of (A) the then current rating of any Class of the Notes and (B) the rating of any Class of Notes on the related Issuance Date of such Notes; (2) the replacement Property Manager and Special Servicer of its acceptance of its appointment; and (3) consent by the Requisite Global Majority. The written consent or confirmation may be made by facsimile confirmed in a written notice delivered to the Indenture Trustee by first class mail, postage prepaid, personal delivery or certified mail. The Issuer and the replacement Property Manager, Issuer Manager and Special Servicer shall execute and deliver a transfer agreement (the “Servicing Transfer Agreement”) mutually agreed upon in advance and effective on the transfer date (the “Servicing Transfer Date”), whereby the replacement Property Manager and the Special Servicer will agree to perform all of the duties and obligations of the Property Manager and the Special Servicer under this Agreement. The replacement Property Manager, Issuer Manager and Special Servicer shall be entitled to payment of a prorated portion (which shall be based on actual days of service and a year of 365/366 days) of the Property Management Fee, Issuer Management Fee and the Special Servicing Fee during its term of service. Each Servicing Transfer Agreement shall include any additional terms and provisions that the parties to this Agreement reasonably determine are necessary or appropriate and which additional terms and provisions shall be approved by all the parties to the Servicing Transfer Agreement, which approvals shall not be unreasonably withheld. The Servicing Transfer Agreement shall contain a provision stating that the former Property Manager, Issuer Manager and Special Servicer is relieved from all liability under this Agreement for acts or omissions occurring after the Servicing Transfer Date.
(b)None of the Property Manager, the Issuer Manager, the Back-Up Manager or the Special Servicer shall resign from the obligations and duties hereby imposed on it, except upon determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the other activities of the Property Manager, the Issuer Manager, the Back-Up Manager or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the Property Manager, the Issuer Manager, the Back-Up Manager or the Special Servicer, as the case may be, at the date of this Agreement. Any such determination permitting the resignation of the Property Manager, the Issuer Manager, the Special Servicer or the Back-Up Manager, as applicable, shall be evidenced by an Opinion of Counsel to such effect that shall be delivered to the Issuer and the Indenture Trustee. No such resignation shall become effective until the Back-Up Manager or another successor shall have assumed the responsibilities and obligations of the resigning party hereunder. Notwithstanding the foregoing, each of the Property Manager, the Issuer Manager, the Back-Up Manager and the Special Servicer may cause all of the obligations and duties imposed on it by this Agreement to be assumed by, and may assign its rights, benefits or privileges hereunder to, with the prior written approval of the Issuer, which approval shall not be unreasonably withheld, conditioned or delayed, an Affiliate or a servicer that is not an Affiliate, in each case, upon satisfaction of the Rating Condition, and the assumption by the assignee of all of the obligations and duties of the Property Manager, the Issuer Manager, the Back-Up Manager or the Special Servicer, as applicable. Upon any such assignment and assumption by the assignee of all of the obligations of the Property Manager, the Issuer Manager, the Back-Up Manager and/or the Special Servicer, the assignor shall be relieved from all liability hereunder for acts or omissions of the Property Manager, the Issuer Manager or the Special Servicer, as applicable, occurring after the date of the assignment and assumption.
(c)Except as expressly provided herein, none of the Property Manager, the Issuer Manager or the Special Servicer shall assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to or subcontract with, or authorize or appoint, any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder, or cause any other Person to assume such duties, covenants or obligations. If, pursuant to any provision hereof, the duties of the Property Manager, the Issuer Manager or the Special Servicer are transferred by an assignment and assumption to a successor thereto, the entire amount of compensation payable to the Property Manager, the Issuer Manager or the Special Servicer, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.
(d)Notwithstanding anything to the contrary herein, KeyBank may resign as the Back-Up Manager, Property Manager, Issuer Manager and Special Servicer (provided that upon such resignation, KeyBank shall be deemed to have resigned from all such duties) upon the issuance of any Series of Notes after the initial Issuance Date, and upon such resignation a successor Property Manager, Issuer Manager, Special Servicer or Back-Up Manager, as the case may be, shall be appointed in connection with the issuance of any such Series and otherwise in accordance with the terms of this Agreement.
Section 42.Rights of Certain Persons in Respect of the Property Manager, the Issuer Manager and the Special Servicer. Each of the Property Manager, the Issuer Manager and the Special Servicer shall afford to the other and, also, to the Issuer, the Indenture Trustee and the Back-Up Manager, upon reasonable notice, during normal business hours (a) access to all records maintained by it relating to the Properties and Leases included in the Collateral Pool and in respect of its rights and obligations hereunder, to the extent not prohibited by confidentiality (including attorney-client privilege), contract or applicable law, and (b) access to such of its officers as are responsible for such obligations. Upon reasonable request, the Property Manager, the Issuer Manager and the Special Servicer shall each furnish the Issuer and the Indenture Trustee with its most recent financial statements and such other information as it possesses, and which it is not prohibited by confidentiality (including attorney-client privilege), applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise. The Issuer may, but is not obligated to, enforce the obligations of the Property Manager and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Property Manager, the Issuer Manager or the Special Servicer hereunder, or exercise the rights of the Property Manager, the Issuer Manager or the Special Servicer hereunder; provided, however, that none of the Property Manager, the Issuer Manager or the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by any the Issuer or its designee. The Issuer shall not have any responsibility or liability for any action or failure to act by or with respect to the Property Manager, the Issuer Manager or the Special Servicer.
Section 43.Property Manager, Issuer Manager or Special Servicer as Owner of Notes.
(a)The Property Manager, the Issuer Manager, the Special Servicer or an Affiliate of the Property Manager, the Issuer Manager or the Special Servicer or an Affiliate of the Back-Up Manager or its Affiliates, may become the holder of any Notes or the Issuer Interests with the same rights as it would have if it were not the Property Manager, the Special Servicer or any such Affiliate. Subject to Section 20, if, at any time during which the Property Manager, the Issuer Manager, the Special Servicer or any of their respective Affiliates is the holder of any Note or Issuer Interests, the Property Manager, the Issuer Manager or the Special Servicer proposes to take or omit to take action (i) which action or omission is not expressly prohibited by the terms hereof and would not, in the Property Manager, the Issuer Manager or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) which action, if taken, or omission, if made, might nonetheless, in the Property Manager’s, the Issuer Manager’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Property Manager, the Issuer Manager or the Special Servicer may, but need not, seek the approval of the Noteholders and the holders of the Issuer Interests to such action or omission by delivering to the Issuer and the Indenture Trustee a written notice that (a) states that it is delivered pursuant to this Section 43, (b) identifies the portion of Notes and Issuer Interests beneficially owned by the Property Manager, the Issuer Manager or the Special Servicer or an Affiliate of the Property Manager, the Issuer Manager or the Special Servicer, as applicable, and (c) describes in reasonable detail the action that the Property Manager, the Issuer Manager or the Special Servicer, as the case may be, proposes to take. Upon receipt of such notice, the Issuer shall forward such notice to the applicable holders of the Issuer Interests. If, at any time, the holders of Issuer Interests representing greater than 50% of the Issuer Interests and a Requisite Global Majority (calculated without regard to the Notes or Issuer Interests beneficially owned by the Property Manager, the Issuer Manager, the Special Servicer or their respective Affiliates, as applicable) separately consent in writing to the proposal described in the related notices, and if the Property Manager, the Issuer Manager or the Special Servicer shall act as proposed in the written notice, and if the Property Manager, the Issuer Manager or the Special Servicer, as the case may be, takes action or omits to take action as proposed in such notices, such action or omission will be deemed to comply with the Servicing Standard. It is not the intent of the foregoing provision that the Property Manager, the Issuer Manager or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.
Section 44.Indemnities.
(a)Each of the Property Owners agrees to, jointly and severally, indemnify, defend and hold each of the Property Manager, the Issuer Manager, the Special Servicer (including any replacement Property Manager, Issuer Manager or Special Servicer), the Indenture Trustee and the Back-up Manager harmless from and against any and all suits, liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way relating to the Properties, the Manager’s performance of the Services hereunder, or the exercise by the Manager of the powers or authorities herein or hereafter granted to Property Manager, the Issuer Manager, the Special Servicer, the Indenture Trustee or the Back-up Manager, except for those actions, omissions and breaches of Manager in relation to which each of the Property Manager, the Issuer Manager and the Special Servicer has agreed to indemnify the Property Owners pursuant to Section 44(b).
(b)Each of the Property Manager, the Issuer Manager and the Special Servicer agrees to indemnify, defend and hold the Property Owners harmless from and against any and all suits,

liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way relating to (i) any acts or omissions of the Property Manager, the Issuer Manager and the Special Servicer, as applicable, or their respective agents, officers or employees in the performance of their duties hereunder constituting fraud, negligence or willful misconduct or (ii) any material breach of any representation or warranty made by the Property Manager, the Issuer Manager and the Special Servicer, as applicable, hereunder.
(c)If any action or proceeding is brought against an Indemnified Party with respect to which indemnity may be sought under this Section 44, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of the Indemnitor, which shall not be unreasonably withheld or refused.
(d)The indemnities in this Section 44 shall survive the expiration or termination of the Agreement.
(e)The indemnities payable under this Section 44 by the Property Owners shall be subject to the availability of funds for such purpose in accordance with Section 5.04 of the Indenture.
Section 45.Miscellaneous.
(a)Amendments. No amendment, supplement, waiver or other modification of this Agreement shall be effective unless in writing and executed and delivered by the Property Manager, the Issuer Manager, the Special Servicer and the Property Owner sought to be bound thereby; provided that, until the Indenture has been terminated in accordance with its terms and all obligations due and owing thereunder and under the other Transaction Documents have been fully satisfied, any material amendment, supplement, waiver or other modification of this Agreement shall also require the consent of the Indenture Trustee and satisfaction of the Rating Condition (it being understood that none of the foregoing shall require the consent of any Noteholder) and be subject to the terms and provisions of the Indenture governing amendments, supplements and other modifications. No failure by any party hereto to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach of this Agreement, shall constitute a waiver of any of the terms of this Agreement. None of the Property Manager, the Issuer Manager or the Special Servicer shall be bound by any amendment, supplement, or other modification to any other Transaction Document which is materially adverse to the Property Manager, the Issuer Manager or the Special Servicer, as applicable, unless the Property Manager, the Issuer Manager' or the Special Servicer, as applicable, has consented thereto; however the Property Manager’s, the Issuer Manager’s or the Special Servicer’s consent shall not otherwise be required as a condition for any such amendment, supplement, or other modification to be effective for all other purposes. No amendment, supplement, waiver or other modification of this Agreement which is or may reasonably be expected to be materially adverse to the Back-Up Manager shall be effective unless the Back-Up Manager has consented thereto; provided, however, that the Back-Up Manager’s consent shall not otherwise be required as a condition for any such amendment, supplement, or other modification to be effective for all other purposes. In addition, the parties hereto agree that no modifications or amendments will be made to the definition of “Lease File” herein without the written consent of the Custodian.
(b)Notices. Any notice or other communication required or permitted hereunder shall be in writing and may be delivered personally or by commercial overnight carrier, telecopied or mailed (postage prepaid via the US postal service) to the applicable party at the following address (or at such other address as the party may designate in writing from time to time); provided, however, any such notice or communication shall be deemed to be delivered only when actually received by the party to whom it is addressed:
(1)To any Property Owner:    c/o CMFT Net Lease Master Issuer LLC
2398 Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Nate DeBacker; Legal Counsel

(2)To the Property Manager:    CREI Advisors, LLC
2398 Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Christina Mayo

(3)To the Special Servicer:    CREI Advisors, LLC
2398 Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Christina Mayo

(4)To the Issuer Manager:    CIM REAL Estate Finance Operating Partnership, LP
2398 Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Nate DeBacker; Legal Counsel

(5)To the Issuer:    CMFT Net Lease Master Issuer LLC
2398 Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Nate DeBacker; Legal Counsel

(6)To the Back-Up Manager:    KeyBank National Association
KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Todd Reynolds
With a copy to:
Polsinelli
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Kraig Kohring
Email: kkohring@polsinelli.com
(7)To the Indenture Trustee:    Citibank, N.A.
388 Greenwich Street Trading, 4th Floor
New York, New York 10013
Attention: Agency & Trust - CMFT Net Lease Master Issuer LLC
(c)Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties hereto, and no oral statements or prior written matter not specifically incorporated herein shall be of any force or effect. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
(d)Limitations on Liability.
(i)Notwithstanding anything herein to the contrary, none of the Property Manager, the Issuer Manager, the Back-up Manager, the Special Servicer, or any director, officer, employee or agent of the Property Manager, the Issuer Manager, the Back-up Manager, or the Special Servicer shall be under any liability to the Property Owners or any other Person for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Property Manager, the Issuer Manager or the Special Servicer against any liability to the Property Owners or the Indenture Trustee against any liability which would otherwise be imposed on the Property Manager, the Issuer Manager or the Special Servicer, as applicable, solely attributable to the Property Manager’s, the Issuer Manager’s or the Special Servicer’s, as applicable, fraud, negligence or willful misconduct in the performance of its obligations and duties hereunder.
(ii)No party will be liable to any other for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, arising from the relationship of the parties or the conduct of business under, or breach of, this Agreement.

(iii)No officer, director, employee, agent, shareholder, member or Affiliate of any Property Owner, the Property Manager, the Back-up Manager, the Issuer Manager or the Special Servicer (except, in the case of a Property Owner, for Affiliates that are also Property Owners hereunder) shall in any manner be personally or individually liable for the obligations of any Property Owner, the Property Manager, the Back-up Manager, the Issuer Manager or the Special Servicer hereunder or for any claim in any way related to this Agreement or the performance of such party’s duties and obligations hereunder.
(iv)The provisions of this Section 45(d) shall survive the expiration or earlier termination of this Agreement (whether in whole or in part).
(e)Merger, Consolidation or Conversion of the Property Manager, the Issuer Manager the Special Servicer and the Back-Up Manager. Subject to the following paragraph, the Property Manager, the Issuer Manager, the Special Servicer and the Back-Up Manager shall each keep in full effect its existence, rights and franchises as a limited partnership, limited liability company, bank or association under the laws of the jurisdiction of its formation, and each will obtain and preserve its qualification to do business as a foreign partnership, corporation, bank or association in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Leases and to perform its respective duties under this Agreement.
Each of the Property Manager, the Issuer Manager, the Special Servicer and the Back-Up Manager may be merged or consolidated with or into any Person, or may transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Property Manager, the Issuer Manager, the Special Servicer or the Back-Up Manager is a party, or any Person succeeding to the business of the Property Manager, the Issuer Manager, the Special Servicer or the Back-Up Manager, will be the successor Property Manager, the successor Issuer Manager, the successor Special Servicer or the successor Back-Up Manager, as the case may be, hereunder, and each of the Property Manager, the Issuer Manager, the Special Servicer and the Back-Up Manager may transfer its rights and obligations under this Agreement to an Affiliate or non-Affiliate; provided, however, that no such successor, surviving Person or transferee will succeed to the rights of the Property Manager, the Issuer Manager or the Special Servicer unless it shall have furnished to the Issuer and the Indenture Trustee evidence that the Rating Condition is satisfied.
(f)Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT

MATTER OR DIVERSITY JURISDICTION FOR A PARTICULAR PROCEEDING, IN THE STATE COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS AGREEMENT.
(g)Confidentiality. Each party hereto agrees to keep confidential (and (a) to cause its respective officers, directors and employees to keep confidential and (b) to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the parties hereto shall be permitted to disclose Information (i) to the extent required by the Transaction Documents, (ii) as requested by the Rating Agency, (iii) to the extent the Property Manager, the Issuer Manager or the Special Servicer reasonably determines disclosure is necessary or advisable to perform services contemplated by this Agreement, (iv) to the extent provided in any offering memorandum, (v) to the parties to the Indenture who are subject to the confidentiality provisions contained therein, (vi) to actual or prospective Tenants, (vii) if it is required to do so pursuant to any applicable statute, law, rule or regulation, or in working with any taxing authorities or other governmental agencies, (viii) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Property Manager’s, the Issuer Manager’s or the Special Servicer’s business or that of its Affiliates, (ix) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Property Manager, the Issuer Manager or the Special Servicer or an Affiliate or an officer, director, employer or shareholder thereof is a party, (x) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Property Manager, the Issuer Manager or the Special Servicer provided that the Property Manager, the Issuer Manager or the Special Servicer, as applicable, advises such recipient of the confidential nature of the Information being disclosed and obtains confirmation in such form as may be acceptable to the Property Manager, the Issuer Manager or the Special Servicer, as applicable, to the effect that such Person will keep such Information confidential and (xi) any other disclosure authorized by the Property Manager, the Issuer Manager or the Special Servicer, as applicable. For the purposes of this paragraph (g), the term “Information” shall mean the terms and provisions of this Agreement and all financial statements, certificates, reports, records, agreements and information (including the Leases and all analyses, compilations and studies based on any of the foregoing) that relate to the Properties or the duties and obligations of the Property Manager, the Issuer Manager or the Special Servicer hereunder, other than any of the foregoing that are or become publicly available other than by a breach of the confidentiality provisions contained herein.
(h)No Petition. Prior to the date that is one year and one day after the date on which the Indenture has been terminated in accordance with its terms, all Obligations under the Indenture and under the other Transaction Documents have been fully satisfied, none of the Property Manager, the Issuer Manager, the Special Servicer or the Backup Servicer shall institute, or join any other Person in instituting, or authorize a trustee or other Person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against the Issuer or any Property Owner.

(i)Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to effect the construction of, or to be taken into consideration in interpreting, this Agreement.
(j)Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (including via Portable Document Format or “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.
(k)     Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(l)    Notices to the Rating Agencies and Others. The Property Manager or the Issuer Manager shall promptly provide notice to the applicable Rating Agency with respect to each of the following of which it has actual knowledge:
(i)the resignation or removal of the Indenture Trustee and the appointment of a successor;
(A)any change in the location of the Collection Account;
(B)any change in the identity of a Tenant; and
(C)any addition or removal of a Property from the Collateral.
(ii)Each of the Issuer Manager, the Property Manager and the Special Servicer, as the case may be, shall furnish the applicable Rating Agency such information with respect to the Property Owners, Leases and Properties as such Rating Agency shall reasonably request and that the Property Manager or the Special Servicer, as the case may be, can reasonably provide.
(iii)Any Officer’s Certificate, Opinion of Counsel, report, notice, request or other material communication prepared by the Property Manager, the Special Servicer, the Issuer Manager, the Issuer or the Indenture Trustee, or caused to be so prepared, for dissemination to any of the parties to this Agreement or any holder of Notes shall also be concurrently forwarded by such Person to the Issuer and the Initial Purchasers to the extent not otherwise required to be so forwarded. Any Officer’s Certificate delivered under this Agreement or any other Transaction Document shall be deemed to have been delivered by the Person which is a party to this Agreement with respect to which the same was delivered, and under no circumstances shall the officer or other person executing the same have any personal liability under or in connection with any Officer’s Certificate executed by it.
(m)    No Proceedings. The Property Manager, the Special Servicer, the Issuer (with respect to any other Issuer) and the Back-Up Manager hereby covenant and agree that, prior to the date which is one year and one day after the payment in full of the latest maturing Note, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 45(m) shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Issuer pursuant to the Indenture. In the event that any such Person takes action in violation of this Section 45(m), the Issuer shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Person against the Issuer or the commencement of such action and raising the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 45(p) shall survive the termination of this Agreement, and the resignation or removal of any party hereto. Nothing contained herein shall preclude participation by any Person in the assertion or defense of its claims in any such proceeding involving the Issuer.
(n)     No Recourse. The obligations of the Issuer under this Agreement are solely the obligations of such Issuer. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of such Issuer. Fees, expenses, costs or other obligations payable by the Issuer hereunder shall be payable by such Issuer solely to the extent that funds are then available or thereafter become available for such purpose pursuant to Section 2.11 of the Indenture. In the event that sufficient funds are not available for their payment pursuant to Section 2.11 of the Indenture, the excess unpaid amount of such fees, expenses, costs or other obligations shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, such Issuer.
(o)    Cooperation. Each party hereto hereby agrees to act diligently in responding to a request made by any other party to this Agreement and agrees to reasonably cooperate with the requesting party in connection with the subject matter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
Property Manager and Special Servicer:
CREI ADVISORS, LLC

By:    /s/ Christina G. Mayo
Name: Christina G. Mayo
Title: Manager

Issuer Manager:
CIM REAL ESTATE FINANCE OPERATING PARTNERSHIP, LP

By:    /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Chief Financial Officer and     Treasurer

Back-Up Manager:
KEYBANK NATIONAL ASSOCIATION

By:    /s/ Michelle Engle
Name: Michelle Engle
Title: Vice President

Indenture Trustee:
CITIBANK, N.A., not in its individual capacity, but solely as Indenture Trustee

By:    /s/ Dragana Boskovic
Name: Dragana Boskovic
Title: Senior Trust Officer

Issuer:
CMFT NET LEASE MASTER ISSUER LLC

By:    /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and     Treasurer
[Signature Page to Management Agreement]

Property Owners:
[PROPERTY OWNERS]

By: CMFT NET LEASE MASTER ISSUER LLC, as Member

By:    /s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and     Treasurer
[Signature Page to Management Agreement]